FORTIS
MASTERS+
VARIABLE
ANNUITY
Certificates Under Flexible
Premium Deferred
Combination Variable and
Fixed Annuity Contracts

PROSPECTUS DATED
May 1, 1998

FORTIS

FORTIS BENEFITS INSURANCE COMPANY
MAILING ADDRESS:          STREET ADDRESS:                 PHONE: 1-800-800-2000
P.O. BOX 64272            500 BIELENBERG DRIVE                   EXTENSION 3057
ST. PAUL                  WOODBURY
MINNESOTA 55164           MINNESOTA 55125

This Prospectus describes interests under flexible premium deferred combination variable and fixed annuity contracts issued either on a group basis or as individual contracts by Fortis Benefits Insurance Company ("Fortis Benefits"). Participation in a group contract will be accounted for by the issuance of a certificate showing your interest under the group contract. Participation in an individual contract is shown by the issuance of an individual annuity contract. The certificate and the individual contract are hereafter both referred to as the "Certificate". The minimum initial purchase payment under a Certificate is generally $5,000 ($2,000 for a qualified plan) and there is a $1,000 minimum for each subsequent purchase payment.

A Certificate allows you to accumulate funds on a tax-deferred basis. You may elect a guaranteed interest accumulation option through Fortis Benefits' Fixed Account or a variable return accumulation option through Variable Account D (the "Variable Account") of Fortis Benefits, or a combination of these two options. Under the variable rate accumulation option, you can choose among one or more of the following investment portfolios of Fortis Series Fund, Inc. (the "Portfolios"):

Money Market Series                       S&P 500 Index Series
U.S. Government Securities Series         Blue Chip Stock Series
Diversified Income Series                 International Stock Series
Global Bond Series                        Mid Cap Stock Series
High Yield Series                         Small Cap Value Series
Global Asset Allocation Series            Global Growth Series
Asset Allocation Series                   Large Cap Growth Series
Value Series                              Growth Stock Series
Growth & Income Series                    Aggressive Growth Series

The accompanying Prospectuses for the Portfolios describe the investment objectives, policies and risks of each of the Portfolios. Under the guaranteed interest accumulation option, you can choose among ten different guarantee periods, each of which has its own interest rate.

The Certificate provides several different types of retirement and death benefits, including fixed and variable annuity income options. Within limits, you may make partial surrenders of the Certificate Value or may totally surrender the Certificate for its Cash Surrender Value.

You have the right to examine a Certificate for ten days (or longer in some states) from the time you receive the Certificate and return it for a refund of all purchase payments that have been made, without interest or appreciation or depreciation. However, in certain states where permitted by state law the refund will be in the amount of the then current Certificate Value.

This Prospectus gives prospective investors information about the Certificates that they should know before investing. This Prospectus must be accompanied by a current Prospectus of the Portfolios. All of the Prospectuses should be read carefully and kept for future reference.

A Statement of Additional Information, dated May 1, 1998, about certain aspects of the Certificates has been filed with the Securities and Exchange Commission and is available without charge, from Fortis Benefits at the address and phone number printed above. The Table of Contents for the Statement of Additional Information appears on page 23 of this Prospectus.

THESE POLICIES ARE NOT OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, CREDIT UNION, BROKER-DEALER OR OTHER FINANCIAL INSTITUTION. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY; AND INVOLVE INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

99183 (Ed. 5/98)

TABLE OF CONTENTS

                                                                                                             PAGE
Special Terms Used in this Prospectus....................................................................          3
Information Concerning Fees and Charges..................................................................          4
Summary of Certificate Features..........................................................................          6
    - Fortis Benefits/Fortis Financial Group Member......................................................          8
The Variable Account.....................................................................................          8
The Portfolios...........................................................................................          8
The Fixed Account........................................................................................          8
    - Guaranteed Interest Rates/Guarantee Periods........................................................          8
    - Market Value Adjustment............................................................................          9
    - Investments by Fortis Benefits.....................................................................          9
Accumulation Period......................................................................................         10
    - Issuance of a Certificate and Purchase Payments....................................................         10
    - Certificate Value..................................................................................         10
    - Allocation of Purchase Payments and Certificate Value..............................................         10
    - Total and Partial Surrenders.......................................................................         11
    - Benefit Payable on Death of Participant (or Annuitant).............................................         11
The Annuity Period.......................................................................................         12
    - Annuity Commencement Date..........................................................................         12
    - Commencement of Annuity Payments...................................................................         12
    - Relationship Between Subaccount Investment Performance and Amount of Variable Annuity Payments.....         13
    - Annuity Forms......................................................................................         13
    - Death of Annuitant or Other Payee..................................................................         13
Charges and Deductions...................................................................................         13
    - Premium Taxes......................................................................................         13
    - Charges Against the Variable Account...............................................................         14
    - Tax Charge.........................................................................................         14
    - Surrender Charge...................................................................................         14
    - Nursing Care/Hospitalization Waiver of Surrender Charges...........................................         15
    - Disability Waiver of Surrender Charges.............................................................         15
    - Miscellaneous......................................................................................         15
    - Reduction of Charges...............................................................................         15
General Provisions.......................................................................................         15
    - The Certificates...................................................................................         15
    - Postponement of Payment............................................................................         15
    - Misstatement of Age or Sex and Other Errors........................................................         15
    - Assignment.........................................................................................         15
    - Beneficiary........................................................................................         15
    - Reports............................................................................................         16
Rights Reserved By Fortis Benefits.......................................................................         16
Distribution.............................................................................................         16
Federal Tax Matters......................................................................................         16
Further Information about Fortis Benefits................................................................         18
    - General............................................................................................         18
    - Selected Financial Data............................................................................         18
    - Management's Discussion and Analysis of Financial Condition and Results of Operations..............         19
    - Directors and Executive Officers...................................................................         20
    - Executive Compensation.............................................................................         21
    - Ownership of Securities............................................................................         22
Voting Privileges........................................................................................         22
Legal Matters............................................................................................         22
Other Information........................................................................................         23
Contents of Statement of Additional Information..........................................................         23
Fortis Benefits Financial Statements.....................................................................        F-1
Appendix A--Sample Market Value Adjustment Calculations..................................................        A-1
Appendix B--Sample Death Benefit Calculations............................................................        B-1
Appendix C--Explanation of Expense Calculations..........................................................        C-1

THE CERTIFICATES ARE NOT AVAILABLE IN ALL STATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. FORTIS BENEFITS DOES NOT AUTHORIZE ANY INFORMATION OR REPRESENTATION REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS WHICH IS NOT INCLUDED IN THIS PROSPECTUS, THE RELATED STATEMENT OF ADDITIONAL INFORMATION, OR ANY SUPPLEMENTS THERETO OR IN ANY SUPPLEMENTAL SALES MATERIAL AUTHORIZED BY FORTIS BENEFITS.

SPECIAL TERMS USED IN THIS PROSPECTUS

ACCUMULATION     The time period under a Certificate between the Certificate Issue Date and the Annuity
PERIOD           Commencement Date.
ACCUMULATION     A unit of measure used to calculate the Participants' interest in the Variable Account during
UNIT             the Accumulation Period.
ANNUITANT        A person during whose life annuity payments are to be made by Fortis Benefits under the
                 Certificate. The Annuitant is the person named in the application for the Certificate. If such person dies before the Annuity Commencement Date and there is an additional annuitant named in the application, the additonal annuitant shall become the Annuitant. If there is no named additional annuitant, or the additional annuitant has predeceased the annuitant who is named in the application, the Participant, if he or she is a natural person, shall become the
                 Annuitant.
ANNUITY          The date on which the Annuity Period commences.
COMMENCEMENT
DATE
ANNUITY PERIOD   The time period following the Accumulation Period, during which annuity payments are made by
                 Fortis Benefits.
ANNUITY UNIT     A unit of measurement used to calculate variable annuity payments.
BENEFICIARY      The person entitled to receive benefits under the terms of the Certificate.
CASH SURRENDER   The amount payable to the Participant on surrender of the Certificate after all applicable
VALUE            adjustments and deduction of all applicable charges.
CERTIFICATE      The date on which the Certificate becomes effective as shown on the Certificate Data Page.
ISSUE DATE
CERTIFICATE      The sum of the Fixed Account Value and the Variable Account Value.
VALUE
FIXED ACCOUNT    The name of the alternative under which purchase payments are allocated to Fortis Benefits
                 General Account.
FIXED ACCOUNT    The amount of your Certificate Value which is in the Fixed Account.
VALUE
FIXED ANNUITY    An annuity option under which Fortis Benefits promises to pay the Annuitant or any other payee
OPTION           that you designate one or more fixed payments.
GENERAL ACCOUNT  All assets of Fortis Benefits other than those in the Variable Account, and other than those in any other legally segregated separate account established by Fortis Benefits.
GUARANTEED       The rate of interest we credit during any Guarantee Period, on an effective annual basis.
INTEREST RATE
GUARANTEE        The period for which a Guaranteed Interest Rate is credited.
PERIOD
HOME OFFICE      Our office at 500 Bielenberg Drive, Woodbury, Minnesota 55125; 1-800-800-2638, extension 3057;
                 Mailing address: P.O. Box 64272, St. Paul, MN 55164.
MARKET VALUE     Positive or negative adjustment in Fixed Account Value that we make if such value is paid out
ADJUSTMENT       more than fifteen days before or after the end of a Guarantee Period in which it was being held.
NET PURCHASE     The gross amount of a purchase payment less any applicable premium taxes or similar
PAYMENT          governmental assessments.
NON-QUALIFIED    Certificates that do not qualify for the special federal income tax treatment applicable in
CERTIFICATES     connection with certain retirement plans.
PARTICIPANT      The person or company named in the application for a Certificate, who is entitled to exercise all rights and privileges of ownership under the Certificate during the Accumulation Period.
PORTFOLIO        Each separate investment portfolio available for investment by the Variable Account.
QUALIFIED        Certificates that are qualified for the special federal income tax treatment applicable in
CERTIFICATES     connection with certain retirement plans.
SUBACCOUNTS      The several Subaccounts of the Variable Account, each of which invests its assets in a different Portfolio.
VALUATION DATE   All business days except, with respect to any Subaccount, days on which the related Portfolio does not value its shares. Generally, the Portfolios value their shares on each day the New
                 York Stock Exchange is open.
VALUATION        The period that starts at the close of regular trading on the New York Stock Exchange on a
PERIOD           Valuation Date and ends at the close of regular trading on the exchange on the next succeeding
                 Valuation Date.
VARIABLE         The segregated asset account referred to as Variable Account D of Fortis Benefits Insurance
ACCOUNT          Company established to receive and invest purchase payments under Certificates.
VARIABLE         The amount of your Certificate Value in the Subaccounts of the Variable Account.
ACCOUNT VALUE

VARIABLE         An annuity option under which Fortis Benefits promises to pay the Annuitant or any other payee
ANNUITY OPTION   chosen by you one or more payments which vary in amount in accordance with the net investment experience of the Subaccounts selected by the Annuitant.
WRITTEN REQUEST  A written, signed and dated request, in form and substance satisfactory to Fortis Benefits and received at our Home Office.

 INFORMATION CONCERNING FEES AND CHARGES

 PARTICIPANT TRANSACTION CHARGES

Front-End Sales Charge Imposed on Purchases..............................   0%
Maximum Surrender Charge for Sales Expenses..............................   7%(1)

                                    SURRENDER CHARGE AS A
    NUMBER OF YEARS SINCE           PERCENTAGE OF PURCHASE
PURCHASE PAYMENT WAS CREDITED              PAYMENT
------------------------------      ----------------------
                   Less than 2                 7%
    At least 2 but less than 4                 6%
    At least 4 but less than 5                 5%
    At least 5 but less than 6                 3%
    At least 6 but less than 7                 1%
                     7 or more                 0%

       Other Surrender Fees...........................................     0%
       Exchange Fee...................................................     0%
ANNUAL CERTIFICATE ADMINISTRATION CHARGE..............................  $  0
VARIABLE ACCOUNT ANNUAL EXPENSES
 (AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE)
        Mortality and Expense Risk Charge.............................  1.25%
        Variable Account Administrative Charge........................   .10%
                                                                         ---
          Total Variable Account Annual Expenses......................  1.35%

 ---------------------------------
 (1) This charge does not apply in certain cases such as partial surrenders each year of up to 10% of "new purchase payments" as defined under the heading "surrender charge," or payment of a death benefit.

 MARKET VALUE ADJUSTMENT WITH RESPECT TO FIXED ACCOUNT
 Surrenders and other withdrawals from the Fixed Account more than fifteen days from the end of a Guarantee Period other than the one year Guarantee Period are subject to a Market Value Adjustment. The Market Value Adjustment may increase or reduce the Fixed Account Value. It is computed pursuant to a formula that is described in more detail under "Market Value Adjustment."

 PORTFOLIO ANNUAL EXPENSES (a)

                                            U.S.                                        GLOBAL
                                MONEY    GOVERNMENT   DIVERSIFIED   GLOBAL    HIGH      ASSET        ASSET               GROWTH &
                                MARKET   SECURITIES     INCOME       BOND    YIELD    ALLOCATION   ALLOCATION   VALUE     INCOME
                                SERIES     SERIES       SERIES      SERIES   SERIES     SERIES       SERIES     SERIES    SERIES
                                ------   ----------   -----------   ------   ------   ----------   ----------   ------   --------
Investment Advisory and
 Management Fee...............
Other Expenses................
Total Series Fund Operating
 Expenses.....................

                                           BLUE                     MID     SMALL             LARGE
                                S&P 500    CHIP                     CAP      CAP     GLOBAL    CAP     GROWTH   AGGRESSIVE
                                 INDEX    STOCK    INTERNATIONAL   STOCK    VALUE    GROWTH   GROWTH   STOCK      GROWTH
                                SERIES    SERIES   STOCK SERIES    SERIES   SERIES   SERIES   SERIES   SERIES     SERIES
                                -------   ------   -------------   ------   ------   ------   ------   ------   ----------
Investment Advisory and
 Management Fee...............
Other Expenses................
Total Series Fund Operating
 Expenses.....................

 ---------------------------------
 (a) As a percentage of Portfolio average net assets based on 1997 historical data except that for Small Cap Value Series, Mid Cap Stock Series and Large Cap Growth Series these amounts are based upon estimates for their current fiscal year.

 EXAMPLES*
 IF YOU SURRENDER your Certificate in full at the end of any of the time periods shown below, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:

IF ALL AMOUNTS ARE INVESTED IN ONE
PORTFOLIO:                                                           1 YEAR       3 YEARS      5 YEARS     10 YEARS
                                                                   -----------  -----------  -----------  -----------
Money Market Series..............................................
U.S. Government Securities Series................................
Diversified Income Series........................................
Global Bond Series...............................................
High Yield Series................................................
Global Asset Allocation Series...................................
Asset Allocation Series..........................................
Value Series.....................................................
Growth & Income Series...........................................
S&P 500 Index Series.............................................
Blue Chip Stock Series...........................................
International Stock Series.......................................
Mid Cap Stock Series.............................................
Small Cap Value Series...........................................
Global Growth Series.............................................
Large Cap Growth Series..........................................
Growth Stock Series..............................................
Aggressive Growth Series.........................................

 If you COMMENCE AN ANNUITY payment option, or do NOT surrender your Certificate, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:

IF ALL AMOUNTS ARE INVESTED IN ONE
PORTFOLIO:                                                           1 YEAR       3 YEARS      5 YEARS     10 YEARS
                                                                   -----------  -----------  -----------  -----------
Money Market Series..............................................
U.S. Government Securities Series................................
Diversified Income Series........................................
Global Bond Series...............................................
High Yield Series................................................
Global Asset Allocation Series...................................
Asset Allocation Series..........................................
Value Series.....................................................
Growth & Income Series...........................................
S&P 500 Index Series.............................................
Blue Chip Stock Series...........................................
International Stock Series.......................................
Mid Cap Stock Series.............................................
Small Cap Value Series...........................................
Global Growth Series.............................................
Large Cap Growth Series..........................................
Growth Stock Series..............................................
Aggressive Growth Series.........................................

 --------------------------

 * Does not include the effect of any Market Value Adjustment.

 THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES, AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

                           --------------------------

 The foregoing tables and examples are included to assist you in understanding the transaction and operating expenses imposed directly or indirectly under the Certificates and the Portfolios. Amounts for state premium taxes or similar assessments will also be deducted, where applicable.

 See Appendix C for an explanation of the calculation of the amounts set forth above.

SUMMARY OF CERTIFICATE FEATURES

The following summary should be read in conjunction with the detailed information in this Prospectus. Variations from the information appearing in this Prospectus due to requirements particular to your state are described in supplements which are attached to this Prospectus, or in endorsements to the Certificate as appropriate.

The Certificates are designed to provide individuals with retirement benefits through the accumulation of Net Purchase Payments on a fixed or variable basis, and by the application of such accumulations to provide fixed or variable annuity payments.

"We," "our," and "us" mean Fortis Benefits Insurance Company. "You" and "your" mean a reader of this Prospectus who is contemplating making purchase payments or taking any other action in connection with a Certificate.

PURCHASE PAYMENTS
The initial purchase payment under a Certificate must be at least $5,000 ($2,000 for a Certificate pursuant to a qualified contract). Additional purchase payments under a Certificate must be at least $1,000 ($50 for a Certificate pursuant to a qualified contract). See "Issuance of a Certificate and Purchase Payments."

On the Certificate Issue Date, the initial purchase payment is allocated, as specified by the Participant in the Certificate application, among one or more of the Subaccounts of the Variable Account, or to one or more of the Guarantee Periods in the Fixed Account, or to a combination thereof. Subsequent purchase payments are allocated in the same way, or pursuant to different allocation percentages that the Participant may subsequently request In Writing.

VARIABLE ACCOUNT INVESTMENT OPTIONS
Each of the Subaccounts of the Variable Account invests in shares of a corresponding Portfolio. Certificate Value in each of the Subaccounts of the Variable Account will vary to reflect the investment experience of each of the corresponding Portfolios, as well as deductions for certain charges.

Each Portfolio has a separate and distinct investment objective and is managed by Fortis Advisers, Inc. or a subadviser of Fortis Advisers, Inc. A full description of the Portfolios and their investment objectives, policies, risks and expenses can be found in the current Prospectus for the Portfolios, which accompanies this Prospectus, and the Portfolios' Statement of Additional Information which is available upon request.

FIXED ACCOUNT INVESTMENT OPTIONS
Any amount allocated by the Participant to the Fixed Account earns a Guaranteed Interest Rate. The level of the Guaranteed Interest Rate depends on the length of the Guarantee Period selected by the Participant. We currently make available ten different Guarantee Periods, ranging from one to ten years.

If amounts are transferred, surrendered or otherwise paid out more than fifteen days before or after the end of the applicable Guarantee Period other than the 1 year Guarantee Period, a Market Value Adjustment will be applied to increase or decrease the amount of Fixed Account Value that is paid out. Accordingly, the Market Value Adjustment can result in gains or losses to you. There is no Market Value Adjustment for transfers or surrenders from the one-year Guarantee Period of the Fixed Account.

THE FIXED ACCOUNT INVESTMENT OPTION IS NOT AVAILABLE FOR CERTIFICATES ISSUED IN THE STATES OF PENNSYLVANIA AND NEVADA.

For a more complete discussion of the Fixed Account investment options and the Market Value Adjustment, see "The Fixed Account."

TRANSFERS
During the Accumulation Period, you can transfer all or part of your Certificate Value from one Subaccount to another or into the Fixed Account and, subject to any Market Value Adjustment, from one Guarantee Period to another or into a Subaccount. There is currently no charge for these transfers. We reserve the right to restrict the frequency of or otherwise condition, terminate, or impose charges upon, transfers from a Subaccount during the Accumulation Period. During the Annuity Period the person receiving annuity payments may make up to four transfers (but not from a Fixed Annuity Option) during each year of the Annuity Period. For a description of certain limitations on transfer rights, see "Allocations of Purchase Payments and Certificate Value--Transfers."

TOTAL OR PARTIAL SURRENDERS
Subject to certain conditions, all or part of the Certificate Value may be surrendered by the Participant before the earlier of (1) if the participant is a non-natural person the Annuitant's death, or (2) the Annuity Commencement Date. Amounts surrendered may be subject to a surrender charge and, in addition, amounts surrendered from the Fixed Account may be subject to a Market Value Adjustment. See "Total and Partial Surrenders," "Surrender Charge" and "Market Value Adjustment." Particular attention should be paid to the tax implications of any surrender, including possible penalties for premature distributions. See "Federal Tax Matters."

ANNUITY PAYMENTS
The Contract provides several types of annuity benefits to Participants or other persons they properly designate to receive such payments, including Fixed and Variable Annuity Options. The Participant has considerable flexibility in choosing the Annuity Commencement Date. However, the tax implications of an Annuity Commencement Date must be carefully considered, including the possibility of penalties for commencing benefits either too soon or too late. See "Annuity Commencement Date," "Annuity Forms" and "Federal Tax Matters" in this Prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information.

DEATH BENEFIT
In the event of the death of the Participant, or the Annuitant if the participant is a non-natural person, prior to the Annuity Commencement Date, a death benefit is payable to the Beneficiary. See "Benefit Payable on Death of Annuitant or Participant."

RIGHT TO EXAMINE THE CONTRACT
The Participant can cancel a Certificate by delivering or mailing it, together with a Written Request, to Fortis Benefits' Home Office or to the sales representative through whom it was purchased, before the close of business on the tenth day after receipt of the Certificate. If these items are sent by mail, properly addressed and postage prepaid, they will be deemed to be received by Fortis Benefits on the date postmarked. Fortis Benefits will refund to you all purchase payments that have been made, without interest or appreciation or depreciation. However, in certain states where permitted by state law the refund will be in the amount of the then current Certificate Value.

LIMITATIONS IMPOSED BY RETIREMENT PLANS AND EMPLOYERS
Certain rights you would otherwise have under a Certificate may be limited by the terms of any applicable employee benefit plan. These limitations may restrict such things as total and partial surrenders, the amount or timing of purchase payments that may be made, when annuity payments must start and the type of annuity options that may be selected. Accordingly, you should familiarize yourself with these and all other aspects of any retirement plan in connection with which a Certificate is issued.

The record owner of the group variable annuity contract pursuant to which Certificates will be issued will be a bank trustee whose sole function is to hold record ownership of the contract or an employer (or the employer's designee) in connection with an employee benefit plan. In the latter cases, certain rights that a Participant otherwise would have under a Certificate may be reserved instead by the employer.

TAX IMPLICATIONS
The tax implications for Participants or any other persons who may receive payments under a Certificate, and those of any related employee benefit plan can be quite important. A brief discussion of some of these is set out under "Federal Tax Matters" in this Prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information, but such discussion is not comprehensive. Therefore, you should consider these matters carefully and consult a qualified tax adviser before making purchase payments or taking any other action in connection with a Certificate or any related employee benefit plan. Failure to do so could result in serious adverse tax consequences which might otherwise have been avoided.

QUESTIONS AND OTHER COMMUNICATIONS
Any question about procedures of the Certificate should be directed to your sales representative, or Fortis Benefits' Home Office: P.O. Box 64272, St. Paul, Minnesota, 55164: 1-800-800-2000, extension 3057. Purchase payments and Written Requests should be mailed or delivered to the same Home Office address. All communications should include the Certificate number, the Participant's name and, if different, the Annuitant's name. The number for telephone transfers is 1-800-800-2000 (extension 3057).

Any purchase payment or other communication, except a 10-day cancellation notice, is deemed received at Fortis Benefit's Home Office on the actual date of receipt there in proper form unless received (1) after the close of regular trading on The New York Stock Exchange, or (2) on a date that is not a Valuation Date. In either of these two cases, the date of receipt will be deemed to be the next Valuation Date.

FINANCIAL AND PERFORMANCE INFORMATION
The information presented below reflects the Accumulation Unit information for subaccounts of the Separate Account through December 31, 1997.

                                                U.S. GOV'T    DIVERSIFIED
                                MONEY MARKET    SECURITIES       INCOME      GLOBAL BOND     HIGH YIELD
                                ------------   ------------   ------------   ------------   ------------
DECEMBER 31, 1997
Accumulation Units in Force...
Accumulation Unit Values......
DECEMBER 31, 1996
Accumulation Units in Force...    36,220,947      9,635,092     55,653,680      1,088,043      3,337,604
Accumulation Unit Values......         1.418         15.935          1.801         11.961         11.928
JANUARY 1, 1996*
Accumulation Unit Values......       --             --             --             --             --
DECEMBER 31, 1995
Accumulation Units in Force...    26,915,975     10,989,914     59,213,865        574,142      2,321,419
Accumulation Unit Value.......        $1.367        $15.805         $1.753        $11.743        $10.941
JANUARY 2, 1995*
Accumulation Unit Value.......       --             --             --             $10.000        --
DECEMBER 31, 1994
Accumulation Units in Force...    30,697,754     12,271,738     62,744,615        --           1,216,957
Accumulation Unit Value.......        $1.311        $13.483         $1.515        --             --
MAY 1, 1994*
Accumulation Unit Value.......       --             --             --             --             --
DECEMBER 31, 1993
Accumulation Units in Force...    21,315,022     15,601,818     56,005,709        --             --
Accumulation Unit Value.......        $1.278        $14.609         $1.621        --             --
DECEMBER 31, 1992
Accumulation Units in Force...    20,674,556      9,505,984     19,353,521        --             --
Accumulation Unit Value.......        $1.261        $13.529         $1.457        --             --
MAY 1, 1992*
Accumulation Unit Value.......       --             --             --             --             --
DECEMBER 31, 1991
Accumulation Units in Force...  7,235,168.03   3,595,759.23   6,056,976.03        --             --
Accumulation Unit Value.......        $1.237        $12.921         $1.379        --             --
DECEMBER 31, 1990
Accumulation Units in Force...  5,632,146.27     747,992.12   2,352,517.74        --             --
Accumulation Unit Value.......        $1.183        $11.450         $1.219        --             --
DECEMBER 31, 1989
Accumulation Units in Force...    754,306.35      70,701.23   1,306,717.80        --             --
Accumulation Unit Value.......        $1.112        $10.756         $1.135        --             --
MAY 1, 1989*
Accumulation Unit Value.......       --             10.0000        --             --             --
DECEMBER 31, 1988
Accumulation Units in Force...     92,261.56        --          493,007.87        --             --
Accumulation Unit Value.......        $1.030        --              $1.024        --             --
MAY 2, 1988*
Accumulation Unit Value.......        $1.000        --              $1.000        --             --

                                GLOBAL ASSET       ASSET                       GROWTH &         S&P            BLUE
                                 ALLOCATION     ALLOCATION       VALUE          INCOME          500            CHIP
                                ------------   -------------  ------------   ------------   ------------   ------------
DECEMBER 31, 1997
Accumulation Units in Force...
Accumulation Unit Values......
DECEMBER 31, 1996
Accumulation Units in Force...     2,330,884     154,525,474     1,071,648      7,892,683      1,259,758        915,358
Accumulation Unit Values......        12.884           2.368        11.048         15.468         11.326         11.520
JANUARY 1, 1996*
Accumulation Unit Values......       --             --              10.000                        10.000         10.000
DECEMBER 31, 1995
Accumulation Units in Force...     1,117,596     148,700,081                    4,204,164
Accumulation Unit Value.......       $11.590          $2.134                      $12.904
JANUARY 2, 1995*
Accumulation Unit Value.......       $10.000        --                            --
DECEMBER 31, 1994
Accumulation Units in Force...       --          137,642,102                    1,489,517
Accumulation Unit Value.......        $9.834          $1.773                      $10.083
MAY 1, 1994*
Accumulation Unit Value.......      $10.0000        --                           $10.0000
DECEMBER 31, 1993
Accumulation Units in Force...       --          106,834,367                      --
Accumulation Unit Value.......       --               $1.797                      --
DECEMBER 31, 1992
Accumulation Units in Force...       --           49,688,937                      --
Accumulation Unit Value.......       --               $1.664                      --
MAY 1, 1992*
Accumulation Unit Value.......       --             --                            --
DECEMBER 31, 1991
Accumulation Units in Force...       --        17,772,322.83                      --
Accumulation Unit Value.......       --               $1.577                      --
DECEMBER 31, 1990
Accumulation Units in Force...       --         8,249,373.75                      --
Accumulation Unit Value.......       --               $1.252                      --
DECEMBER 31, 1989
Accumulation Units in Force...       --         2,760,936.67                      --
Accumulation Unit Value.......       --               $1.245                      --
MAY 1, 1989*
Accumulation Unit Value.......       --             --                            --
DECEMBER 31, 1988
Accumulation Units in Force...       --           703,763.76                      --
Accumulation Unit Value.......       --               $1.019                      --
MAY 2, 1988*
Accumulation Unit Value.......       --               $1.000                      --

                                INTERNATIONAL     GLOBAL                      AGGRESSIVE
                                   STOCK          GROWTH      GROWTH STOCK      GROWTH
                                ------------   ------------   -------------  ------------
DECEMBER 31, 1997
Accumulation Units in Force...
Accumulation Unit Values......
DECEMBER 31, 1996
Accumulation Units in Force...    3,137,348      13,713,860     169,095,500    5,706,895
Accumulation Unit Values......       12.690          18.510           2.971       13.232
JANUARY 1, 1996*
Accumulation Unit Values......      --              --             --
DECEMBER 31, 1995
Accumulation Units in Force...    1,157,064      10,769,830     160,247,280    3,033,587
Accumulation Unit Value.......      $11.271         $15.754          $2.587      $12.461
JANUARY 2, 1995*
Accumulation Unit Value.......      $10.000         --             --            --
DECEMBER 31, 1994
Accumulation Units in Force...      --           10,055,959     148,657,108    1,115,647
Accumulation Unit Value.......      --              $12.236          $2.054       $9.723
MAY 1, 1994*
Accumulation Unit Value.......      --              --             --           $10.0000
DECEMBER 31, 1993
Accumulation Units in Force...      --            5,108,957     118,720,649      --
Accumulation Unit Value.......      --              $12.784          $2.142      --
DECEMBER 31, 1992
Accumulation Units in Force...      --              698,720      79,582,321      --
Accumulation Unit Value.......      --              $10.988          $1.996      --
MAY 1, 1992*
Accumulation Unit Value.......      --              10.0000        --            --
DECEMBER 31, 1991
Accumulation Units in Force...      --              --        42,946,178.33      --
Accumulation Unit Value.......      --              --               $1.965      --
DECEMBER 31, 1990
Accumulation Units in Force...      --              --        14,690,313.64      --
Accumulation Unit Value.......      --              --               $1.298      --
DECEMBER 31, 1989
Accumulation Units in Force...      --              --         3,507,971.91      --
Accumulation Unit Value.......      --              --               $1.357      --
MAY 1, 1989*
Accumulation Unit Value.......      --              --             --            --
DECEMBER 31, 1988
Accumulation Units in Force...      --              --           684,667.95      --
Accumulation Unit Value.......      --              --               $1.008      --
MAY 2, 1988*
Accumulation Unit Value.......      --              --               $1.000      --

----------------------------------------
* Accumulation Unit Value at Date of initial registration statement effectiveness

Audited financial statements of the Variable Account are included in the Statement of Additional Information.

Advertising and other sales materials may include yield and total return figures for the Subaccounts of the Variable Account. These figures are based on historical results and are not intended to indicate future performance. "Yield" is the income generated by an investment in the Subaccount over a period of time specified in the advertisement. This rate of return is assumed to be earned over a full year and is shown as a percentage of the investment. "Total return" is the total change in value of an investment in the Subaccount over a period of time specified in the advertisement. The rate of return shown would produce that change in value over the specified period, if compounded annually. Yield figures do not reflect the surrender charge and yield and total return figures do not reflect premium tax charges. This makes the performance shown more favorable.

Financial information concerning Fortis Benefits is included in this Prospectus under "Additional Information About Fortis Benefits" and "Fortis Benefits Financial Statements."

FORTIS BENEFITS/FORTIS FINANCIAL GROUP MEMBER
Fortis Benefits Insurance Company, the issuer of the Certificates, was founded in 1910. At the end of 1997, Fortis Benefits had approximately $94 billion of total life insurance in force. Fortis Benefits is a Minnesota corporation and is qualified to sell life insurance and annuity contracts in the District of Columbia and in all states except New York. Fortis Benefits is an indirectly wholly-owned subsidiary of Fortis, Inc., which is itself indirectly owned 50% by Fortis AMEV and 50% by Fortis AG. Fortis, Inc. manages the United States operations for these two companies.

Fortis Benefits is a member of the Fortis Financial Group, a joint effort by Fortis Benefits, Fortis Advisers, Inc., Fortis Investors, Inc., and Fortis Insurance Company, offering financial products through the management, marketing and servicing of mutual funds, annuities and life insurance.

Fortis AMEV is a diversified financial services company headquartered in Utrecht, The Netherlands, where its insurance operations began in 1847. Fortis AG is a diversified financial services company headquartered in Brussels, Belgium, where its insurance operations began in 1824. Fortis AMEV and Fortis AG have merged their operating companies under the trade name of Fortis. The Fortis group of companies is active in insurance, banking and financial services, and real estate development in The Netherlands, Belgium, the United States, Western Europe, and the Pacific Rim. The Fortis group of companies had approximately $167 billion in assets as of year-end 1997.

All of the guarantees and commitments under the Certificates are general obligations of Fortis Benefits, regardless of whether the Certificate Value has been allocated to the Separate Account or to the Fixed Account. None of Fortis Benefits' affiliated companies has any legal obligation to back Fortis Benefits' obligations under the Certificates.

THE VARIABLE ACCOUNT

The Variable Account, which is a segregated investment account of Fortis Benefits, was established as Variable Account D by Fortis Benefits pursuant to the insurance laws of Minnesota as of October 14, 1987. Although the Variable Account is an integral part of Fortis Benefits, the Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Assets in the Variable Account representing reserves and liabilities under Certificates and other variable annuity contracts issued by Fortis Benefits will not be chargeable with liabilities arising out of any other business of Fortis Benefits.

There are Subaccounts in the Variable Account. The assets in each Subaccount are invested exclusively in one of the Portfolios listed on the first page of the prospectus, each of which represents a separate investment Portfolio. Income and both realized and unrealized gains or losses from the assets of each Subaccount of the Variable Account are credited to or charged against that Subaccount without regard to income, gains or losses from any other Subaccount of the Variable Account or arising out of any other business we may conduct. New Subaccounts may be added as new Portfolios are added and made available. Correspondingly, if any Portfolios are eliminated, Subaccounts may be eliminated from the Variable Account.

THE PORTFOLIOS

Certificate holders may choose from among a number of different Portfolios, each of which is a mutual fund available for purchase only as a funding vehicle for benefits under variable life insurance and variable annuities issued by Fortis Benefits and other life insurance companies. Each Portfolio corresponds to one of the Subaccounts of the Variable Account. The assets of each Portfolio are separate from the others and each Portfolio operates as a separate investment portfolio whose performance has no effect on the investment performance of any other Portfolio. More detailed information for each Portfolio offered, such as its investment policies and restrictions, charges, risks attendant to investing in it, and other aspects of its operations, may be found in the current prospectus for each Portfolio. Such a prospectus for the Portfolios being considered must accompany this Prospectus and should be read in conjunction with it. A copy of each prospectus may be obtained without charge from Fortis Benefits by calling 1-800-800-2000, ext. 3057, or writing P.O. Box 64272, St. Paul, Minnesota 55164.

Fortis Benefits purchases and redeems Portfolios' shares for the Variable Account at their net asset value without the imposition of any sales or redemption charges. Any dividend or capital gain distributions attributable to Certificates are automatically reinvested in shares of the Portfolio from which they are received at the Portfolio's net asset value on the date paid. Such dividends and distributions will have the effect of reducing the new asset value of each share of the corresponding Portfolio and increasing, by an equivalent value, the number of shares outstanding of the Portfolio. However, the value of your interest in the corresponding Subaccount will not change as a result of any such dividends and distributions.

As indicated, Portfolios may also be available to registered separate accounts offering variable annuity and variable life products of other participating insurance companies, as well as to the Variable Account and other separate accounts of Fortis Benefits. Although Fortis Benefits does not anticipate any disadvantages to this, there is a possibility that a material conflict may arise between the interest of the Variable Account and one or more of the other separate accounts participating in the Portfolios. A conflict may occur due to a change in law affecting the operations of variable life and variable annuity separate accounts, differences in the voting instructions of the Participants and those of other companies, or some other reason. In the event of conflict, Fortis Benefits will take any steps necessary to protect the Participants and variable annuity payees.

THE FIXED ACCOUNT

GUARANTEED INTEREST RATES/GUARANTEE PERIODS
Any amount allocated by the Participant to the Fixed Account earns a Guaranteed Interest Rate commencing with the date of such allocation. This Guaranteed Interest Rate continues for a number of years (not to exceed ten) selected by the Participant. At the end of this Guarantee Period, the Participant's Certificate Value in that Guarantee Period, including interest accrued thereon, will be allocated to a new Guarantee Period of the same length unless Fortis Benefits has received a Written Request from the Participant to allocate this amount to a different Guarantee Period or periods or to one or more of the Subaccounts. We must receive this Written Request at least three business days prior to the end of the Guarantee Period. The first day of the new Guarantee Period (or other reallocation) will be the day after the end of the prior Guarantee Period. We will notify the Participant at least 45 days and not more than 75 days prior to the end of any Guarantee Period.

We currently make available ten different Guarantee Periods, ranging from one to ten years. Each Guarantee Period has its own Guaranteed Interest Rate, which may differ from those for other Guarantee Periods. From time to time we will, at our discretion, change the Guaranteed Interest Rate for future Guarantee Periods of various lengths. These changes will not affect the Guaranteed Interest Rates being paid on Guarantee Periods that have already commenced. Each allocation or transfer of an amount to a Guarantee Period commences the running of a new Guarantee Period with respect to that amount, which will earn a Guaranteed Interest Rate that will continue unchanged until the end of that period. The Guaranteed Interest Rate will never be less than an effective annual rate of 3%.

Fortis Benefits declares the Guaranteed Interest Rates from time to time as market conditions dictate. Fortis Benefits advises a Participant of the Guaranteed Interest Rate for a chosen Guarantee Period at the time a purchase payment is received, a transfer is effectuated or a Guarantee Period is renewed.

Fortis Benefits has no specific formula for establishing the Guaranteed Interest Rates for the Guarantee Periods. The rate may be influenced by, but not necessarily correspond to, interest rates generally available on the types of investments acquired with amounts allocated to the Guarantee Period. See "Investments by Fortis Benefits." Fortis Benefits in determining Guaranteed Interest Rates, may also consider, among other factors, the duration of a Guarantee Period, regulatory and tax requirements, sales and administrative expenses borne by Fortis Benefits, risks assumed by Fortis Benefits, Fortis Benefits' profitability objectives, and general economic trends.

FORTIS BENEFITS' MANAGEMENT MAKES THE FINAL DETERMINATION OF THE GUARANTEED INTEREST RATES TO BE DECLARED. FORTIS BENEFITS CANNOT PREDICT OR ASSURE THE LEVEL OF ANY FUTURE GUARANTEED INTEREST RATES IN EXCESS OF AN EFFECTIVE ANNUAL RATE OF 3%.

THE FIXED ACCOUNT INVESTMENT OPTION IS NOT AVAILABLE FOR CERTIFICATES ISSUED IN THE STATES OF PENNSYLVANIA AND NEVADA.

Information concerning the Guaranteed Interest Rates applicable to the various Guarantee Periods at any time may be obtained from our Home Office or from your sales representative.

MARKET VALUE ADJUSTMENT
Except as described below, if any Fixed Account Value is surrendered, transferred or otherwise paid out before the end of the Guarantee Period in which it is being held, a Market Value Adjustment will be applied. This generally includes amounts applied to an annuity option and amounts paid as a single sum in lieu of an annuity. However, NO Market Value Adjustment will be applied to amounts that are paid out during the period beginning fifteen days before and ending fifteen days after the end of a Guarantee Period in which it was being held. Additionally, no Market Value Adjustment will be applied to amounts that are withdrawn from a Guarantee Period and paid out to the Participant, or transferred to the Variable Account, on an automatic periodic basis under a formal Fortis Benefits program for the withdrawal or transfer of the earnings of the Fixed Account. (There may be conditions and limitations imposed by Fortis Benefits associated with such a program. See your Fortis Benefits representative for the availability of any such program, and the conditions and limitations of such a program, in your state.) Also, no Market Value Adjustment will be applied to amounts that are paid out as a death benefit pursuant to the Certificate or to amounts withdrawn or transferred from the one-year Guarantee Period.

The Market Value Adjustment may increase or decrease the amount of Fixed Account Value being withdrawn or transferred. The comparison of two Guaranteed Interest Rates determines whether the Market Value Adjustment produces an increase or a decrease. The first rate to compare is the Guaranteed Interest Rate for the amount being transferred or withdrawn. The second rate is the Guaranteed Interest Rate then being offered for new Guarantee Periods of the same duration as that remaining in the Guarantee Period from which the funds are being withdrawn or transferred. If the first rate exceeds the second by more than 1/2%, the Market Value Adjustment produces an increase. If the first rate does not exceed the second by at least 1/2%, the Market Value Adjustment produces a decrease. Sample calculations are shown in Appendix A.

The Market Value Adjustment will be determined by multiplying the amount being withdrawn or transferred from the Guarantee Period (before deduction of any applicable surrender charge) by the following factor:

        1 + I         n / 12
      ----------            - 1
 (   1 + J + .005  )

where,

    - I is the Guaranteed Interest Rate being credited to the amount being withdrawn from the existing Guarantee Period,

    - J is the Guaranteed Interest Rate then being offered for new Guarantee Periods with durations equal to the number of years remaining in the existing Guarantee Period (rounded up to the next higher number of years), and

    - N is the number of months remaining in the existing Guarantee Period (rounded up to the next higher number of months).

INVESTMENTS BY FORTIS BENEFITS
Our obligations with respect to the Fixed Account are legal obligations of Fortis Benefits and are supported by our General Account assets, which also support obligations incurred by us under other insurance and annuity contracts. Investments purchased with amounts allocated to the Fixed Account are the property of Fortis Benefits and Participants have no legal rights in such investments. Subject to applicable law, we have sole discretion over the investment of assets in our General Account and in the Fixed Account, and neither of such accounts is subject to registration under the Investment Company Act of 1940.

Amounts in the Fortis Benefits' General Account and the Fixed Account will be invested in compliance with applicable state insurance laws and regulations concerning the nature and quality of investments for the General Account. Within specified limits and subject to certain standards and limitations, these laws generally permit investment in federal, state and municipal obligations, preferred and common stocks, corporate bonds, real estate mortgages, real estate and certain other investments. See Fortis Benefits' Financial Statements" for information on Fortis Benefits' investments. Investment management for amounts in the General Account and in the Fixed Account is provided to Fortis Benefits by Fortis Advisors, Inc.

Fortis Benefits intends to consider the return available on the instruments in which it intends to invest amounts allocated to the Fixed Account when it establishes Guaranteed Interest Rates. Such return is only one of many factors considered in establishing the Guaranteed Interest Rates. See "Guaranteed Interest Rates/Guarantee Periods."

Fortis Benefits expects that amounts allocated to the Fixed Account generally will be invested in debt instruments that approximately match Fortis Benefits' liabilities with regard to the Guarantee Periods. Fortis Benefits expects that these will include primarily the following types of debt instruments: (1) securities issued by the United States Government or its agencies or instrumentalities, which securities may or may not be guaranteed by the United States Government; (2) debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. ("Moody's") (Aaa, Aa, A or Baa), Standard & Poor's Corporation ("Standard & Poor's") (AAA, AA, A or BBB), or any other nationally recognized rating service; (3) other debt instruments including, but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations although not rated by Moody's or Standard & Poor's, are deemed by Fortis Benefits to have an investment quality comparable to securities which may be purchased as stated above; and (4) other evidences of indebtedness secured by mortgages or deeds of trust representing liens upon real estate. Notwithstanding the foregoing, Fortis Benefits is not obligated to invest amounts allocated to the Fixed Account according to any particular strategy, except as may be required by applicable state insurance laws and regulations. See "Regulation and Reserves."

ACCUMULATION PERIOD

ISSUANCE OF A CERTIFICATE AND PURCHASE PAYMENTS
Fortis Benefits reserves the right to reject any application for a Certificate or any purchase payment for any reason. If the issuing instructions can be accepted in the form received, the initial purchase payment will be credited within two Valuation Dates after the later of receipt of the issuing instructions or receipt of the initial purchase payment at Fortis Benefits' Home Office. If the initial purchase payment cannot be credited within five Valuation Dates after receipt because the issuing instructions are incomplete, the initial purchase payment will be returned unless the applicant consents to our retaining the initial purchase payment and crediting it as of the end of the Valuation Period in which the necessary requirements are fulfilled. The initial purchase payment must be at least $5,000 ($2,000 for a Certificate issued pursuant to a qualified plan).

The date that the initial purchase payment is applied to the purchase of the Certificate is also the Certificate Issue Date. The Certificate Issue Date is the date used to determine Certificate years, regardless of when the Certificate is delivered. The crediting of investment experience in the Variable Account, or a fixed rate of return in the Fixed Account, begins as of the Certificate Issue Date.

The Participant may make additional purchase payments at any time after the Certificate Issue Date and prior to the Annuity Commencement Date, as long as the Annuitant is living. Purchase payments (together with any required information identifying the proper Certificates and account to be credited with purchase payments) must be transmitted to our Home Office. Additional purchase payments are credited to the Certificate and added to the Certificate Value as of the end of the Valuation Period in which they are received in good order.

Each additional purchase payment under a Certificate must be at least $1,000 ($50 for a Certificate issued pursuant to a qualified plan). The total of all purchase payments for all Fortis Benefits annuities having the same owner or participant, or annuitant, may not exceed $1 million (not more than $500,000 allocated to the Fixed Account) without Fortis Benefits' prior approval, and we reserve the right to modify this limitation at any time.

Purchase payments in excess of the initial minimum may be made by monthly draft against the bank account of any Participant who has completed and returned to us a special "Thrift-O-Matic" authorization form that may be obtained from your sales representative or from our Home Office. Arrangements can also be made for purchase payments by wire transfer, payroll deduction, military allotment, direct deposit and billing. Purchase payments by check should be made payable to Fortis Benefits Insurance Company.

If the Certificate Value is less than $1,000, we may cancel the Certificate on any Valuation Date. We will notify the Participant at least 90 days in advance of our intention to cancel the Certificate. Such cancellation would be considered a full surrender of the Certificate.

CERTIFICATE VALUE
Certificate Value is the total of any Variable Account Value in all the Subaccounts of the Variable Account pursuant to the Certificate, plus any Fixed Account Value in all the Guarantee Periods.

There is no guaranteed minimum Variable Account Value. To the extent Certificate Value is allocated to the Variable Account, you bear the entire investment risk.

DETERMINATION OF VARIABLE ACCOUNT VALUE. A Certificate's Variable Account Value is based on Accumulation Unit values, which are determined on each Valuation Date. The value of an Accumulation Unit for a Subaccount on any Valuation Date is equal to the previous value of that Subaccount's Accumulation Unit multiplied by that Subaccount's net investment factor (discussed directly below) for the Valuation Period ending on that Valuation Date. At the end of any Valuation Period, a Certificate's Variable Account Value in a Subaccount is equal to the number of Accumulation Units in the Subaccount times the value of one Accumulation Unit for that Subaccount.

The number of Accumulation Units in each Subaccount is equal to:

    - Accumulation Units purchased at the time that any Net Purchase Payments or transferred amounts are allocated to the Subaccount; less

    - Accumulation Units redeemed to pay for the portion of any transfers from or partial surrenders allocated to the Subaccount; less

    - Accumulation Units redeemed to pay charges under the Contract.

NET INVESTMENT FACTOR. If a Subaccount's net investment factor is greater than one, the Subaccount's Accumulation Unit value has increased. If the net investment factor is less than one, the Subaccount's Accumulation Unit value has decreased. The net investment factor for a Subaccount is determined by dividing
(1) the net asset value per share of the Portfolio shares held by the Subaccount, determined at the end of the current Valuation Period, plus the per share amount of any dividend or capital gains distribution made with respect to the Portfolio shares held by the Subaccount during the current Valuation Period, minus a per share charge for the increase, plus a per share credit for the decrease, in any income taxes assessed which we determine to have resulted from the investment operation of the subaccount or any other taxes which are attributable to this Certificate, by (2) the net asset value per share of the Portfolio shares held in the Subaccount as determined at the end of the previous Valuation Period, and subtracting from that result a factor representing the mortality risk, expense risk and administrative expense charge.

DETERMINATION OF FIXED ACCOUNT VALUE. A Certificate's Fixed Account Value is guaranteed by Fortis Benefits. Therefore, Fortis Benefits bears the investment risk with respect to amounts allocated to the Fixed Account, except to the extent that (a) Fortis Benefits may vary the Guaranteed Interest Rate for future Guarantee Periods (subject to the 3% effective annual minimum) and (b) the Market Value Adjustment imposes investment risks on the Participant.

The Certificate's Fixed Account Value on any Valuation Date is the sum of its Fixed Account Values in each Guarantee Period on that date. The Fixed Account Value in a Guarantee Period is equal to the following amounts, in each case increased by accrued interest at the applicable Guaranteed Interest Rate:

    - The amount of Net Purchase Payments or transferred amounts allocated to the Guarantee Period; less

    - The amount of any transfers or surrenders out of the Guarantee Period.

ALLOCATION OF PURCHASE PAYMENTS AND CERTIFICATE VALUE
ALLOCATION OF PURCHASE PAYMENTS. In the application for a Certificate, the Participant can allocate Net Purchase Payments, or portions thereof, to the available Subaccounts of the Variable Account or to the Guarantee Periods in the Fixed Account, or a combination thereof. Percentages must be in whole numbers and the total allocation must equal 100%. The percentage allocations for future Net Purchase Payments may be changed, without charge, at any time by sending a Written Request to Fortis Benefits' Home Office. Changes in the allocation of future Net Purchase Payments will be effective on the date we receive the Participant's Written Request.

TRANSFERS. Transfers of Certificate Value from one available Subaccount to another or into the Fixed Account, or from one Guarantee Period to another or to the Subaccount, can be made by the Participant in Written Request to Fortis Benefits' Home Office, or by telephone transfer as described below. There is currently no charge for any transfer, although transfers from a Guarantee Period other than the one year Guarantee Period that are (1) more than 15 days before or after the expiration thereof, or (2) are not a part of a formal Fortis Benefits program for the transfer of earnings of the Fixed Account may be subject to a Market Value Adjustment. See "Market Value Adjustment." The minimum transfer from a Subaccount or Guarantee Period is the lesser of $1,000 or all of the Certificate Value in the Subaccount or Guarantee Period. Irrespective of the above we may permit a continuing request for transfers of lesser specified amounts automatically on a periodic basis. However, we reserve the right to restrict the frequency of or otherwise condition, terminate or impose charges (not to exceed $25 per transfer) upon transfers. We will count all transfers between and among the Subaccounts of the Variable Account and the Fixed Account as one transfer, if all the transfer requests are made at the same time as part of one request. We will execute the transfers and determine all values in connection with transfers as of the end of the Valuation Period in which we receive the transfer request. The amount of any positive or negative Market Value Adjustment, respectively, will be added to or deducted from the transferred amount.

If you complete and return the telephone transfer section of the application, transfers may be made pursuant to telephone instructions. We will honor telephone transfer instructions from any person who provides the correct identifying information. Fortis Benefits will not be responsible for, and you will bear the risk of loss from, oral instructions, including fraudulent instructions, which are reasonably believed to be genuine. We will employ reasonable procedures to confirm that telephone instructions are genuine, but if such procedures are not deemed reasonable, we may be liable for any losses due to unauthorized or fraudulent instructions. Our procedures are to verify address and social security number, tape record the telephone call, and provide written confirmation of the transaction. We may modify or terminate our telephone transfer procedures at any time. The number for telephone transfers is 1-800-800-2000.

Certain restrictions on very substantial investments in any one Subaccount are set forth under "Limitations on Allocations" in the Statement of Additional Information.

TOTAL AND PARTIAL SURRENDERS

TOTAL SURRENDERS. The Participant may surrender all of the Cash Surrender Value at any time during the life of the Annuitant and prior to the Annuity Commencement Date by a Written Request sent to Fortis Benefits' Home Office. We reserve the right to require that the Certificate be returned to us prior to making payment, although this will not affect our determination of the amount of the Cash Surrender Value. Cash Surrender Value is the Certificate Value at the end of the Valuation Period during which the Written Request for the total surrender is received by Fortis Benefits at its Home Office, less any applicable surrender charge and after any Market Value Adjustment. See "Surrender Charge" and "Market Value Adjustment."

The written consent of all collateral assignees and irrevocable beneficiaries must be obtained prior to any total surrender. Surrenders from the Variable Account will generally be paid within seven days of the date of receipt by Fortis Benefits' Home Office of the Written Request. Postponement of payments may occur, however, in certain circumstances. See "Postponement of Payment."

The amount paid upon total surrender of the Cash Surrender Value (taking into account any prior partial surrenders) may be more or less than the total Net Purchase Payments made. After a surrender of the Cash Surrender Value or at any time the Certificate Value is zero, all rights of the Participant, Annuitant, or any other person will terminate.

PARTIAL SURRENDERS. At any time prior to the Annuity Commencement Date and during the lifetime of the Annuitant, the Participant may surrender a portion of the Fixed Account Value and/or the Variable Account Value by sending to Fortis Benefits' Home Office a Written Request. We will not accept a partial surrender request unless the net proceeds payable to you as a result of the request are at least $1,000. If the total Certificate Value in both the Variable Account and Fixed Account would be less than $1,000 after the partial surrender, Fortis Benefits will surrender the entire Cash Surrender Value under the Certificate.

In order for a request to be processed, the Participant must specify from which Subaccounts of the Variable Account or Guarantee Periods of the Fixed Account a partial surrender should be made.

We will surrender Accumulation Units from the Variable Account and/ or dollar amounts from the Fixed Account so that the total amount of the partial surrender equals the dollar amount of the partial surrender request. The amount payable to the Participant will be reduced by any applicable surrender charge. Additionally, if the surrender is from a Guarantee Period other than the one year Guarantee Period, the amount payable to the Contract Participant will be reduced by any negative Market Value Adjustment, or increased by any positive Market Value Adjustment unless the surrender is (1) within 15 days before or after the expiration of a Guarantee Period, or (2) is a part of a formal Fortis Benefits program for the withdrawal of earnings from the Fixed Account. The partial surrender will be effective at the end of the Valuation Period in which Fortis Benefits receives the Written Request for partial surrender at its Home Office. Payments will generally be made within seven days of the effective date of such request, although certain delays are permitted. See "Postponement of Payment."

The Internal Revenue Code provides that a penalty tax will be imposed on certain premature surrenders. For a discussion of this and other tax implications of total and partial surrenders, including withholding requirements, see "Federal Tax Matters." Also, under tax deferred annuity Certificates pursuant to Section 403(b) of the Internal Revenue Code, no distributions of voluntary salary reduction amounts will be permitted prior to one of the following events: attainment of age 59 1/2 by the employee or the employee's separation from service, death, disability or hardship. (Hardship distributions will be limited to the lesser of the amount of the hardship or the amount of salary reduction contributions, exclusive of earnings thereon.)

BENEFIT PAYABLE ON DEATH OF PARTICIPANT (OR ANNUITANT)
If the Participant dies prior to the Annuity Commencement Date, a death benefit will be paid to the Beneficiary. If the Participant is a non-natural person, a death benefit will be paid upon the death of the Annuitant prior to the Annuity Commencement Date. In such case, if more than one Annuitant has been named, the death benefit payable upon the death of an Annuitant will only be paid upon the death of the last survivor of the persons so named.

The term "decedent" in the death benefit description below refers to the death of the Participant unless the Participant is a non-natural person, in which case it refers to the death of the Annuitant. Also, the death benefit description refers to the age of the Participant. If the Participant is a non-natural person, the relevant age will instead be that of the Annuitant.

Additionally, the death benefit description makes reference to "Pro Rata Adjustments." A Pro Rata Adjustment is calculated separately for each withdrawal, creating a decrease in the death benefit proportional to the decrease the withdrawal makes in the Certificate Value. Pro Rata

Adjustments are made for amounts withdrawn for partial surrenders and any associated surrender charge (which shall be deemed to be an amount withdrawn), but not for any Certificate fee-related surrenders.

The death benefit will equal the greatest of (1), (2), or (3):

(1) The Certificate Value as of the date used for valuing the death benefit.

(2) The highest Anniversary Value of each of the Certificate's anniversaries prior to the earlier of: (1) the decedent's death, or (2) the Participant's attainment of age 75.

   An Anniversary Value is equal to:

    (a) the Certificate Value on the anniversary, plus

    (b) any Purchase Payments made since the anniversary, reduced by

    (c) Pro Rata Adjustments for any withdrawals made since the anniversary.

   The Pro Rata Adjustment for a given withdrawal is equal to:

    (a) the withdrawn amount, divided by

    (b) the Certificate Value immediately before the amount was withdrawn, the result multiplied by

    (c) the quantity equal to:

        (i)  the Certificate Value on the anniversary, plus

        (ii) Purchase Payments made since the anniversary and before the withdrawal, plus

        (iii) Pro Rata Adjustments for withdrawals made since the anniversary and before the given withdrawal.

(3) If the decedent dies prior to the date the Participant reaches age 75, the amount of the death benefit is the lesser of (a) and (b), as follows:

    (a) the sum of:

        (i) the accumulation (without interest) of Net Purchase Payments, reduced by Pro Rata Adjustments for any withdrawals; plus

        (ii) An amount equal to interest on such net accumulation value, as it is adjusted for each applicable Purchase Payment and Pro Rata Adjustment, at an effective annual rate of 5.0%;

        or

    (b) 200% of (a)(i).

   The resulting amount (the lesser of (a) and (b)) will be referred to as the "Roll-up Amount."

   If the decedent dies on or after the date the Participant reaches age 75, the amount of the death benefit is equal to:

    (a) The "Roll-up Amount" as of the date the Participant reached age 75; plus

    (b) the accumulation (without interest) of Net Purchase Payments made on or after the date the Participant reached age 75; reduced by

    (c) Pro Rata Adjustments for any withdrawals made on or after the date the Participant reached age 75.

   The Pro Rata Adjustment for a given withdrawal is equal to:

    (a) the withdrawn amount; divided by

    (b) the Certificate Value immediately before the amount was withdrawn; the result multiplied by

    (c) the quantity equal to:

        (i)  the Roll-up Amount prior to the withdrawal; plus

        (ii) any Net Purchase Payments made on or after the date the Participant reached age 75 and before the given withdrawal; reduced by

        (iii) Pro Rata Adjustments for any withdrawals made on or after the date the Participant reached age 75 and before the given withdrawal.

The value of the death benefit is determined as of the end of the Valuation Period in which we receive, at our Home Office, proof of death and the written request as to the manner of payment. Upon receipt of these items, the death benefit generally will be paid within seven days. Under certain circumstances, payment of the death benefit may be postponed. See "Postponement of Payment." If we do not receive a Written Request for a settlement method, we will pay the death benefit in a single sum, based on values determined at that time.

The Beneficiary may (a) receive a single sum payment, which terminates the Certificate, or (b) select an annuity option. If the Beneficiary selects an annuity option, he or she will have all the rights and privileges of a payee under the Certificate. If the Beneficiary desires an Annuity option, the election should be made within 60 days of the date the death benefit becomes payable. Failure to make a timely election can result in unfavorable tax consequences. For further information, see "Federal Tax Matters."

We accept any of the following as proof of death: a copy of a certified death certificate; a copy of a certified decree of a court of competent jurisdiction as to the finding of death; or a written statement by a medical doctor who attended the deceased at the time of death.

If the Participant dies before the Annuity Commencement Date with respect to a Non-Qualified Certificate certain additional requirements are mandated by the Internal Revenue Code, which are discussed below under "Federal Tax Matters--Required Distributions for Non-Qualified Certificates." It is imperative that Written Notice of the death of the Participant be promptly transmitted to Fortis Benefits at its Home Office, so that arrangements can be made for distribution of the entire interest in the Certificate to the Beneficiary in a manner that satisfies the Internal Revenue Code requirements. Failure to satisfy these requirements may result in the Certificate not being treated as an annuity contract for federal income tax purposes, which could have adverse tax consequences.

THE ANNUITY PERIOD

ANNUITY COMMENCEMENT DATE
The Participant may specify an Annuity Commencement Date in the application. The Annuity Commencement Date marks the beginning of the period during which an Annuitant or other payee designated by the Participant receives annuity payments under the Certificate. The Annuity Commencement Date must be at least two years after the Certificate Issue Date.

Depending on the type of retirement arrangement involved, amounts that are distributed either too soon or too late may be subject to penalty taxes under the Internal Revenue Code. See "Federal Tax Matters." You should consider this carefully in selecting or changing an Annuity Commencement Date.

In order to advance or defer the Annuity Commencement Date, the Participant must submit a Written Request. The request must be received at our Home Office at least 30 days before the then-scheduled Annuity Commencement Date. The new Annuity Commencement Date must also be at least 30 days after the Written Request is received. There is no right to make any total or partial surrender during the Annuity Period.

COMMENCEMENT OF ANNUITY PAYMENTS
If the Certificate Value at the end of the Valuation Period which contains the Annuity Commencement Date is less than $1,000, we may pay the entire Certificate Value, without the imposition of any charges other than the premium tax charge, if applicable, in a single sum payment to the Annuitant or other payee chosen by the Participant and cancel the Certificate.

Otherwise, Fortis Benefits will apply (1) the Fixed Account Value to provide a Fixed Annuity Option and (2) the Variable Account Value in any Subaccount to provide a Variable Annuity Option using the same Subaccount, unless the Participant has notified us by Written Request to apply the Fixed Account Value and Variable Account Value in different proportions. Any such Written Request must be received by us at our Home Office at least 30 days before the Annuity Commencement Date.

Annuity payments under a Fixed or Variable Annuity Option will be made on a monthly basis to the Annuitant or other properly-designated payee, unless we agree to a different payment schedule. If more than one person is named as an Annuitant, the Contract Owner may elect to name one of such persons to be the sole Annuitant as of the Annuity Commencement Date. We reserve the right to change the frequency of any annuity payment so that each payment will be at least $50 ($20 in Texas). There is no right to make any total or partial surrender during the Annuity Period.

The amount of each annuity payment will depend on the amount of Certificate Value applied to an annuity option, the form of annuity selected and the age of the Annuitant. Information concerning the relationship between the Annuitant's sex and the amount of annuity payments, including special requirements in connection with employee benefits plans, is set forth under "Calculations of Annuity Payments" in the Statement of Additional Information. The Statement of Additional Information also contains detailed information about how the amount of each annuity payment is computed.

The dollar amount of any fixed annuity payments is specified during the entire period of annuity payments according to the provisions of the annuity form selected. The dollar amount of variable annuity payments varies during the annuity period based on changes in Annuity Unit Values for the Subaccounts that you choose to use in connection with your payments.

RELATIONSHIP BETWEEN SUBACCOUNT INVESTMENT PERFORMANCE AND AMOUNT OF VARIABLE ANNUITY PAYMENTS
If a Subaccount on which a variable annuity payment is based has an average effective net investment return higher than 3% per annum during the period between two such annuity payments, the Annuity Unit Value will increase, and the second payment will be higher than the first. Conversely, if the Subaccount's average effective net investment return over the period between the annuity payments is less than 3% per annum, the Annuity Unit Value will decrease, and the second payment will be lower than the first. "Net investment return," for this purpose, refers to the Subaccount's overall investment performance, net of the mortality and expense risk and administrative expense charges, which are assessed at a nominal aggregate annual rate of 1.35%. We guarantee that the amount of each variable annuity payment after the first payment will not be affected by variations in our mortality experience or our expenses.

TRANSFERS. During the Annuity Period, the person receiving annuity payments may make up to four transfers a year among Subaccounts. The current procedures for and conditions on these transfers are the same as described above under "Allocation of Purchase Payments and Certificate Value--Transfers." Transfers from a Fixed Annuity Option are not permitted during the Annuity Period.

ANNUITY FORMS
The Participant may select an annuity form or change a previous selection by Written Request, which must be received by us at least 30 days before the Annuity Commencement Date. One annuity form may be selected, although as discussed above, payments under that form may be received on a combination fixed and variable basis. If no annuity form selection is in effect on the Annuity Commencement Date, in most cases we automatically apply Option B (described below), with payments guaranteed for 10 years. If the Certificate is issued under certain retirement plans, however, federal pension law may require that any default payments be made pursuant to plan provisions and/or federal law. Tax laws and regulations may impose further restrictions to assure that the primary purpose of the plan is distribution of the accumulated funds to the employee.

The following options are available for fixed annuity payments and for variable annuity payments.

OPTION A, LIFE ANNUITY. Payments are made as of the first Valuation Date of each monthly period during the Annuitant's life, starting with the Annuity Commencement Date. No payments will be made after the Annuitant dies. It is possible for the payee to receive only one payment under this option, if the Annuitant dies before the second payment is due.

OPTION B, LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS TO 20
YEARS. Payments are made as of the first Valuation Date of each monthly period starting on the Annuity Commencement Date. Payments will continue as long as the Annuitant lives. If the Annuitant dies before all of the guaranteed payments have been made, we will continue installments of the guaranteed payments to the Beneficiary.

OPTION C, JOINT AND FULL SURVIVOR ANNUITY. Payments are made as of the first Valuation Date of each monthly period starting with the Annuity Commencement Date. Payments will continue as long as either the Annuitant or the joint Annuitant is alive. Payments will stop when both the Annuitant and the joint Annuitant have died. It is possible for the payee or payees under this option to receive only one payment, if both Annuitants die before the second payment is due.

OPTION D, JOINT AND ONE-HALF CONTINGENT SURVIVOR ANNUITY. Payments are made as of the first Valuation Date of each monthly period starting with the Annuity Commencement Date. Payments will continue as long as either the Annuitant or the joint Annuitant is alive. If the Annuitant dies first, payments will continue to the joint Annuitant at one-half the original amount. If the joint Annuitant dies first, payments will continue to the Annuitant at the original full amount. Payments will stop when both the Annuitant and the joint Annuitant have died. It is possible for the payee or payees under this option to receive only one payment if both Annuitants die before the second payment is due.

We also have other annuity forms available and information about them can be obtained from your sales representative or by calling or writing to our Home Office.

DEATH OF ANNUITANT OR OTHER PAYEE
Under most annuity forms offered by Fortis Benefits, the amounts, if any, payable on the death of the Annuitant during the Annuity Period are the continuation of annuity payments for any remaining guarantee period or for the life of any joint Annuitant. In all such cases, the person entitled to receive payments also receives any rights and privileges under the annuity form in effect.

Additional rules applicable to such distributions under Non-Qualified Certificates are described under "Federal Tax Matters--Required Distributions for Non-Qualified Certificates." Though the rules there described do not apply to Certificates issued in connection with qualified plans, similar rules apply to the plans themselves.

CHARGES AND DEDUCTIONS

PREMIUM TAXES
The states of South Dakota and Wyoming impose a premium tax upon the receipt of a purchase payment. In these states, and in any other state or jurisdiction where premium taxes or similar assessments are imposed upon the receipt of purchase payments, Fortis Benefits will pay such taxes on behalf of the Participant and then deduct a charge for these amounts from the Certificate Value upon the surrender, death of annuitant or Participant, or annuitization of the Certificate. In jurisdictions where premium taxes or similar assessments are imposed at the time annuity payments begin, Fortis Benefits will deduct a charge for such amounts from the Certificate Value at that time. In such jurisdictions, the charge will be deducted on a pro-rata basis from the then-current Fixed Account Value and, by redemption of Accumulation Units, the then-current Variable Account Value in each Subaccount. Similarly, Fortis Benefits may deduct premium taxes from Certificate Value when no deduction was made from purchase payments, but is subsequently determined to be due. Conversely, Fortis Benefits will credit to the Certificate Value the amount of any deductions for premium taxes or similar assessments that are subsequently determined not to be owed.

Applicable premium tax rates depend upon the Participant's then-current place of residence. Applicable rates are subject to change by legislation, administrative interpretations or judicial acts.

CHARGES AGAINST THE VARIABLE ACCOUNT

MORTALITY AND EXPENSE RISK CHARGE. We will assess each Subaccount of the Variable Account with a daily charge for mortality and expense risk at a nominal annual rate of 1.25% of the average daily net assets of the Variable Account (consisting of approximately .8% for mortality risk and approximately .45% for expense risk). This charge is assessed during both the Accumulation Period and the Annuity Period. We guarantee not to increase this charge for the duration of the Certificate.

The mortality risk borne by Fortis Benefits arises from its obligation to make annuity payments (determined in accordance with the annuity tables and other provisions contained in the Certificate) for the full life of all Annuitants regardless of how long all Annuitants or any individual Annuitant might live. In addition, Fortis Benefits bears a mortality risk in that it guarantees to pay a death benefit upon the death of an Annuitant or Participant prior to the Annuity Commencement Date. No surrender charge is imposed upon the payment of a death benefit which places a further mortality risk on the Company.

The expense risk assumed is that actual expenses incurred in connection with issuing and administering the Certificate will exceed the limits on administrative charges set in the Certificate.

If the administrative charges and the mortality and expense risk charge are insufficient to cover the expenses and costs assumed, the loss will be borne by the Company. Conversely, if the amount deducted proves more than sufficient, the excess will be profit to the Company.

ADMINISTRATIVE EXPENSE CHARGE. We will assess each Subaccount of the Variable Account with a daily charge at an annual rate of .10% of the average daily net assets of the Subaccount. This charge is imposed during both the Accumulation Period and the Annuity Period. This charge is to help cover administrative costs such as those incurred in issuing Certificates, establishing and maintaining the records relating to Certificates, making regulatory filings and furnishing confirmation notices, voting materials and other communications, providing computer, actuarial and accounting services, and processing Certificate transactions. There is no necessary relationship between the amount of administrative charges imposed on a given Certificate and the amount of expenses actually attributable to that Certificate.

TAX CHARGE
We currently impose no charge for taxes payable by us in connection with the Certificate, other than for premium taxes and similar assessments when applicable. We reserve the right to impose a charge for any other taxes that may become payable by us in the future in connection with the Certificates or the Separate Account.

The annual administrative charge and charges against the Variable Account described above are for the purposes described and Fortis Benefits may receive a profit as a result of these charges.

SURRENDER CHARGE
No sales charge is collected or deducted at the time Net Purchase Payments are applied under a Certificate. A surrender charge will be assessed on certain total or partial surrenders. The amounts obtained from the surrender charge will be used to partially defray expenses incurred in the sale of the Certificates, including commissions and other promotional or distribution expenses associated with the marketing of the Certificates, and costs associated with the printing and distribution of prospectuses and sales material.

FREE SURRENDERS. The following amounts can be withdrawn from the Certificate without a surrender charge:

    - Any purchase payments received by us more than seven years prior to the surrender date and that have not been previously surrendered;

    - Any earnings that have not been previously surrendered;

    - In any certificate year, up to 10% of the purchase payments received by us less than seven years prior to the surrender date (whether or not the purchase payments have been previously surrendered).

Earnings are deemed to be withdrawn first. After all earnings have been withdrawn, all purchase payments not subject to a surrender charge are deemed to be withdrawn prior to purchase payments which are still subject to a surrender charge.

No surrender charge is imposed on annuitization (or payment of a single sum because less than the minimum required Certificate Value is available to provide an annuity at the Annuity Commencement Date). Nor is the surrender charge deducted from the payment of any benefit upon the death of an Annuitant or Participant.

In addition, we have an administrative policy to waive surrender charges for full surrenders of Certificates that have been in force for at least ten years provided that the amount then subject to the surrender charge is less than 25% of the Certificate Value. Since the Certificates have only been offered since 1991, no such waivers have yet been made. We reserve the right to change or terminate this practice at any time, both for new and for previously issued Certificates.

AMOUNT OF SURRENDER CHARGE. Surrender charges apply only if the amount being withdrawn exceeds the sum of the amounts listed above under Free Surrenders (that is, if the amount being withdrawn includes purchase payments made less than seven years prior to the surrender date). The surrender charges are:

       NUMBER OF YEARS                 SURRENDER CHARGE
        SINCE PURCHASE                AS A PERCENTAGE OF
     PAYMENT WAS CREDITED              PURCHASE PAYMENT
------------------------------      ----------------------
         Less than 2                          7%
  At least 2 but less than 4                  6%
  At least 4 but less than 5                  5%
  At least 5 but less than 6                  3%
  At least 6 but less than 7                  1%
          7 or more                           0%

We anticipate the surrender charge will not be sufficient to cover our distribution expenses. To the extent that the surrender charge is insufficient to cover the actual costs of distribution, such costs will be paid from the Company's General Account assets, which will include profit, if any, derived from the mortality and expense risk charge.

NURSING CARE/HOSPITALIZATION WAIVER OF SURRENDER CHARGES. Surrender charges will not be assessed when a total or partial withdrawal is requested: (1) after a covered person has been confined in a hospital or skilled health care facility for at least 60 consecutive days and the covered person continues to be confined in the hospital or skilled care facility when the request is made; or (2) within 60 days following a covered person's discharge from a hospital or skilled health care facility after confinement of at least 60 consecutive days. Confinement must begin after the effective date of this provision.

Covered persons are the Certificate owner or owners and the spouse of any Contract owner if such spouse is the Annuitant. Surrender Charges will not be waived when a confinement is due to substance abuse, mental or personality disorders without a demonstrable organic disease. A degenerative brain disease such as Alzheimer's Disease is considered an organic disease.

This nursing care/hospitalization waiver of surrender charges is provided by means of a rider to the Certificate, which has not been approved in all states. Individuals applying for a Certificate should check with their Fortis Benefits representative to determine if this rider is available in their state.

DISABILITY WAIVER OF SURRENDER CHARGES
Surrender charges will not be assessed when a total or partial withdrawal is requested where the Participant, or Annuitant if the Participant is a non-natural person, becomes totally disabled after the issuance of the Certificate. The surrender charge is waived only if it is associated with a purchase payment being deemed to be withdrawn which was made prior to the commencement of the total disability. In order for the waiver to apply, the total disability must have begun before the disabled person attained age 64 and been continuous for a period of twelve months or more.

Total disability, for the purpose of this waiver, means the inability to engage in an occupation for compensation or profit. During the first twelve months of disability, "occupation" means the inability to perform the substantial and material duties of the person's regular occupation. After twelve months, "occupation" means any job suited to the person's education, training, or experience.

This benefit terminates on the 65th birthday of the Participant, or the Annuitant if the Participant is a non-natural person.

This disability waiver of surrender charges is provided by means of a rider to the Certificate, which has not been approved in all states. Individuals applying for a Certificate should check with their Fortis Benefits representative to determine if this rider is available in their state.

MISCELLANEOUS
Because the Variable Account invests in shares of the Portfolios, the net assets of the Variable Account will reflect the investment advisory fees and certain other expenses incurred by the Portfolios that are described in the prospectus for the Portfolios.

REDUCTION OF CHARGES
No surrender charge will be imposed under any Certificate owned by: (A) Fortis, Inc. or its subsidiaries, and the following persons associated with such companies, if at the Certificate Issue date they are: (1) officers and directors; (2) employees; or (3) spouses of any such persons or any of such persons' children, grandchildren, parents, grandparents, or siblings--or spouses of any of these persons; (B) Series Fund directors, officers, or their spouses (or such persons' children, grandchildren, parents, or grandparents--or spouses of any such persons); and (C) representatives or employees (or their spouses) of Fortis Investors (including agencies) or of other broker-dealers having a sales agreement with Fortis Investors (or such persons' children, grandchildren, parents, or grandparents--or spouses of any such persons).

GENERAL PROVISIONS

THE CERTIFICATES
The Certificate, copies of any applications, amendments, riders, or endorsements attached to the Certificate and copies of any supplemental applications, amendments, endorsements, or revised Certificate pages which are mailed to you are the entire Certificate. Only an officer of Fortis Benefits can agree to change or waive any provisions of a Certificate. Any change or waiver must be in writing and signed by an officer of Fortis Benefits. The Certificates are non-participating and do not share in dividends or earnings of Fortis Benefits.

POSTPONEMENT OF PAYMENT
Fortis Benefits may defer for up to 15 days the payment of any amount attributable to a purchase payment made by check to allow the check reasonable time to clear. For a description of other circumstances in which amounts payable out of Variable Account assets could be deferred, see "Postponement of Payments" in the Statement of Additional Information. Fortis Benefits may also defer payment of surrender proceeds payable out of the Fixed Account for a period of up to 6 months.

MISSTATEMENT OF AGE OR SEX AND OTHER ERRORS
If the age or sex of the Annuitant has been misstated, any amount payable will be that which the purchase payments paid would have purchased at the correct age and sex. If we have made any overpayments because of incorrect information about age or sex, or any other miscalculation, Fortis Benefits will deduct the overpayment from the next payment or payments due. We add underpayments to the next payment. The amount of any adjustment will be credited or charged with interest at the effective annual rate of 3% per year.

ASSIGNMENT
Rights and interests under a Qualified Certificate may be assigned only in certain narrow circumstances referred to in the Certificate. Participants and other payees may assign their rights and interests under Non-Qualified Certificates, including their ownership rights.

We take no responsibility for the validity of any assignment. A change in ownership rights must be made in writing and a copy must be sent to Fortis Benefits' Home Office. The change will be effective on the date it was made, although we are not bound by a change until the date we record it.

The rights under a Certificate are subject to any assignment of record at the Home Office of Fortis Benefits. An assignment or pledge of a Certificate may have adverse tax consequences. See below under "Federal Tax Matters."

BENEFICIARY
Before the Annuity Commencement Date, the Participant may name or change a beneficiary or a contingent beneficiary by sending a Written Request of the change to Fortis Benefits. Under certain retirement programs, however, spousal consent may be required to name or change a beneficiary, and the right to name a beneficiary other than the spouse may be subject to applicable tax laws and regulations. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payments we make or action we take before receiving the Written Request. We also need the consent of any irrevocably named person before making a requested change.

In the event of the death of a Participant, or the Annuitant, if the Participant is a non-natural person, prior to the Annuity Commencement date the Beneficiary will be determined as follows:

    - If there is any surviving Participant, the surviving Participant will be the Beneficiary (this overrides any other beneficiary designation).

    - If there is no surviving Participant, the Beneficiary will be the beneficiary designated by the Participant.

    - If there is no surviving Participant and no surviving beneficiary who has been designated by the Participant, then the estate of the last surviving Participant will be the Beneficiary.

REPORTS
We will mail to the Participant (or to the person receiving payments during the annuity period), at the last known address of record, any reports and communications required by any applicable law or regulation. You should therefore give us prompt written notice of any address change. This will include annual audited financial statements of the Portfolios, but not necessarily of the Variable Account or Fortis Benefits.

RIGHTS RESERVED BY FORTIS BENEFITS

Fortis Benefits reserves the right to make certain changes if, in its judgment, they would best serve the interests of Participants and Annuitants or would be appropriate in carrying out the purposes of the Certificates. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, Fortis Benefits will obtain your approval of the changes and approval from any appropriate regulatory authority. Such approval may not be required in all cases, however. Examples of the changes Fortis Benefits may make include:

    - To operate the Variable Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

    - To transfer any assets in any Subaccount to another Subaccount, or to one or more separate accounts, or to the Fixed Account; or to add, combine or remove Subaccounts in the Variable Account.

    - To substitute, for the Portfolio shares held in any Subaccount, the shares of another Portfolio or the shares of another investment company or any other investment permitted by law.

    - To make any changes required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the Certificate as an annuity.

    - To change the time or time of day at which a Valuation Date is deemed to have ended.

    - To make any other necessary technical changes in the Certificate in order to conform with any action the above provisions permit Fortis Benefits to take, including to change the way Fortis Benefits assesses charges, but without increasing as to any then outstanding Certificate the aggregate amount of the types of charges which Fortis Benefits has guaranteed.

DISTRIBUTION

The Certificates will be sold by individuals who, in addition to being licensed by state insurance authorities to sell the Certificates of Fortis Benefits, are also registered representatives of Fortis Investors, Inc. ("Fortis Investors"), the principal underwriter of the Certificates or registered representatives of other broker-dealer firms or representatives of other firms that are exempt from broker dealer regulation. Fortis Investors and any such other broker-dealer firms are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as broker-dealers and are members of the National Association of Securities Dealers, Inc.

Fortis Investors will pay a selling allowance to its registered representatives and selling brokers in varying amounts which under normal circumstances is not expected to exceed 6.25% of purchase payments plus a servicing fee of .25% of contract value per year, starting in the first contract year. Fortis Investors may, under certain flexible compensation arrangements, pay lesser or greater selling allowances and larger or smaller service fees to its registered representatives and other broker dealer firms than as set forth above. However, in such case, such flexible compensation arrangements will have actuarial present values which are approximately equivalent to the amounts of the selling allowances and service fees set forth above. Additionally, registered representatives, broker-dealer firms, and exempt firms may be eligible for additional compensation based upon meeting certain production standards. Fortis Investors may charge back commissions paid to others if the Certificate upon which the commission was paid is surrendered or cancelled within certain specified time periods.

Fortis Benefits paid a total of $29,918,620, $30,567,607 and $xxxx to Fortis Investors for annuity contract distribution services during 1995, 1996 and 1997, respectively, $3,925,959 of which in 1995, $7,531,629 in 1996 and $xxxx in 1997 was not reallowed to other broker-dealers or exempt firms. In the distribution agreement, Fortis Benefits has agreed to indemnify Fortis Investors (and its agents, employees, and controlling persons) for certain damages and expenses, including those arising under federal securities laws.

Fortis or Fortis Investors may also provide additional compenstion to broker-dealers in connection with sales of Certificates. Compensation may include financial assistance to broker-dealers in connection with conferences, sales or training programs for their employees, seminars for the public, advertising, sales campaigns regarding Certificates, and other broker-dealer sponsored programs or events. Compensation may include payment for travel expenses incurred in connection with trips taken by invited sales representatives and members of their families to locations within or outside of the United States for meetings or seminars of a business nature.

See Note 12 to the Notes to Fortis Benefits' Financial Statements as to amounts it has paid to Fortis, Inc. for various services.

Fortis Investors is an indirect subsidiary of Fortis AMEV and Fortis AG and is therefore under common control with Fortis Benefits. Fortis Investors' principal business address is the same as that of our Home Office. Fortis Investors is not obligated to sell any specific amount of interests under the Certificates. $110,000,000 of interests in the Fixed Account and an indefinite amount of interests in the Variable Account have been registered with the Securities and Exchange Commission.

FEDERAL TAX MATTERS

The following description is a general summary of the tax rules, primarily related to federal income taxes, which in the opinion of Fortis Benefits are currently in effect. These rules are based on laws, regulations and interpretations which are subject to change at any time. This summary is not comprehensive and is not intended as tax advice. Federal estate and gift tax considerations, as well as state and local taxes, may also be material. You should consult a qualified tax adviser as to the tax implications of taking any action under a Certificate or related retirement plan.

NON-QUALIFIED CERTIFICATES
Section 72 of the Internal Revenue Code ("Code") governs the taxation of annuities in general. Purchase payments made under Non-Qualified Certificates are not excludible or deductible from the gross income of the Participant or any other person. However, any increase in the accumulated value of a Non-Qualified Certificate resulting from the investment performance of the Variable Account or interest credited to the Fixed Account is generally not taxable to the Participant or other payee until received by him or her, as surrender proceeds, death benefit proceeds, or otherwise. The exception to this rule is that, generally, Participants who are not natural persons ARE taxed annually on any increase in the Certificate Value. However, this exception does not apply in all cases, and you may wish to discuss this with your tax adviser.

The following discussion applies generally to Certificates owned by natural persons.

In general, surrenders or partial withdrawals under Certificates are taxed as ordinary income to the extent of the accumulated income or gain under the Certificate. If a Participant assigns or pledges any part of the value of a Certificate, the value so pledged or assigned is taxed to the Participant as ordinary income to the same extent as a partial withdrawal.

With respect to annuity payment options, although the tax consequences may vary depending on the option elected under the Certificate, until the investment in the Certificate is recovered, generally only the portion of the annuity payment that represents the amount by which the Certificate Value exceeds the "investment in the Certificate" will be taxed. In general, a person's "investment in the Certificate" is the aggregate amount of purchase payments made by him or her. After an Annuitant's or other payee's "investment in the Certificate" is recovered, the full amount of any additional annuity payments is taxable. For variable annuity payments, in general, the taxable portion of each annuity payment (prior to recovery of the "investment in the Certificate") is determined by a formula which establishes the specific dollar amount of each annuity payment that is not taxed. This dollar amount is determined by dividing the "investment in the Certificate" by the total number of expected annuity payments. For fixed annuity payments, in general, prior to recovery of the "investment in the Certificate," there is no tax on the amount of each payment which bears the same ratio to that payment as the "investment in the Certificate" bears to the total expected value of the annuity payments for the term of the payments. However, the remainder of each annuity payment is taxable. The taxable portion of a distribution (in the form of an annuity or a single sum payment) is taxed as ordinary income.

For purposes of determining the amount of taxable income resulting from distributions, all Certificates and other annuity contracts issued by us or our affiliates to the Participant within the same calendar year will be treated as if they were a single Certificate.

There is a 10% penalty under the Code on the taxable portion of a "premature distribution." Generally, an amount is a "premature distribution" unless the distribution is (1) made on or after the Participant or other payee reaches age 59 1/2, (2) made to a Beneficiary on or after death of the Participant, (3) made upon the disability of the Participant or other payee, or (4) part of a series of substantially equal annuity payments for the life or life expectancy of the Participant or the Participant and Beneficiary. Premature distributions may result, for example, from an early Annuity Commencement Date, an early surrender, partial surrender or assignment of a Certificate or the early death of an Annuitant who is not also the Participant or other person receiving annuity payments under the Certificate.

A transfer of ownership of a Certificate, or designation of an Annuitant or other payee who is not also the Participant, may result in certain income or gift tax consequences to the Participant that are beyond the scope of this discussion. A Participant contemplating any transfer or assignment of a Certificate should contact a competent tax adviser with respect to the potential tax effects of such transaction.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CERTIFICATES
In order that a Non-Qualified Certificate be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Code requires (a) if any person receiving annuity payments dies on or after the Annuity Commencement Date but prior to the time the entire interest in the Certificate has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the person's death; and (b) if any Participant dies prior to the Annuity Commencement Date, the entire interest in the Certificate will be distributed
(1) within five years after the date of that person's death or (2) as annuity payments which will begin within one year of that Participant's death and which will be made over the life of the Participant's designated Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary. However, if the Participant's designated Beneficiary is the surviving spouse of the Participant, the Certificate may be continued with the surviving spouse deemed to be the new Participant. Where the Participant or other person receiving payments is not a natural person, the required distributions provided by Section 72(A) apply upon the death of the primary Annuitant.

No regulations interpreting the requirements of Section 72(s) have yet been issued (although proposed regulations have been issued interpreting similar requirements for qualified plans). Fortis Benefits intends to review and modify the Certificate if necessary to ensure that it complies with the requirements of
Section 72(s) when clarified by regulation or otherwise.

Generally, unless the Beneficiary elects otherwise, the above requirements will be satisfied where the death occurs prior to the Annuity Commencement Date by paying the death benefit in a single sum, subject to proof of the Participant's death. The Beneficiary, however, may elect by Written Request to receive an annuity option instead of a lump sum payment. However, if the election is not made within 60 days of the date the single sum death benefit otherwise becomes payable, particularly where the annuitant dies and the annuitant is not the Participant, the IRS may disregard the election for tax purposes and tax the Beneficiary as if a single sum payment had been made.

QUALIFIED CERTIFICATES
The Certificates may be used with several types of tax-qualified plans. The tax rules applicable to Participants, Annuitants and other payees vary according to the type of plan and the terms and conditions of the plan itself. In general, purchase payments made under a retirement program recognized under the Code on behalf of an individual are excludable from the individual's gross income for tax purposes during the Accumulation Period. The portion, if any, of any purchase payment made by or on behalf of an individual under a Certificate that is not excluded from the individual's gross income for tax purposes during the Accumulation Period constitutes the individual's "investment in the Certificate." Aggregate deferrals under all plans at the employee's option may be subject to limitations.

When annuity payments begin, the individual will receive back his or her "investment in the Certificate" if any, as a tax-free return of capital. The dollar amount of annuity payments received in any year in excess of such return is taxable as ordinary income. When payments are received as an annuity, the tax-free return of capital is treated as if received ratably over the entire period of the annuity until fully recovered (as described above with respect to Non-Qualified Certificates).

The Certificates are available in connection with the following types of retirement plans: Section 403(b) annuity plans for employees of certain tax-exempt organizations and public educational institutions; Section 401 or 403(a) qualified pension, profit-sharing or annuity plans; individual retirement annuities ("IRAs") under Section 408(b); simplified employee pension plans ("SEPs") under Section 408(k); SIMPLE IRA Plans under Section 408(p); Section 457 unfunded deferred compensation plans of public employers and tax-exempt organizations' and private employer unfunded deferred compensation plans. The tax implications of these plans are further discussed in the Statement of Additional Information under the heading "Taxation Under Certain Retirement Plans."

WITHHOLDING
Annuity payments and other amounts received under Certificates are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld will vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

Notwithstanding the recipient's election, withholding may be required with respect to certain payments to be delivered outside the United States and with respect to certain distributions from certain types of qualified retirement plans, unless the proceeds are transferred directly from the qualified plan to another qualified retirement plan. Moreover, special "backup withholding" rules may require Fortis Benefits to disregard the recipient's election if the recipient fails to supply Fortis Benefits with a "TIN" or taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies Fortis Benefits that the TIN provided by the recipient is incorrect.

PORTFOLIO DIVERSIFICATION
The United States Treasury Department has adopted regulations under Section 817(h) of the Code which set standards of diversification for the investments underlying the Certificates, in order for the Certificates to be treated as annuities. Fortis Benefits believes that these diversification standards will be satisfied. Failure to do so would result in immediate taxation to Participants or persons receiving annuity payments of all returns credited to Certificates, except in the case of certain Qualified Certificates. Also, current regulations do not provide guidance as to any circumstances in which control over allocation of values among different investment alternatives may cause Participants or persons receiving annuity payments to be treated as the owners of Variable Account assets for tax purposes. Fortis Benefits reserves the right to amend the Certificates in any way necessary to avoid any such result. The Treasury Department may establish standards in this regard through regulations or rulings. Such standards may apply only prospectively, although retroactive application is possible if such standards were considered not to embody a new position.

CERTAIN EXCHANGES
Section 1035 of the Code provides generally that no gain or loss will be recognized under the exchange of a life insurance or annuity contract for an annuity contract. Thus, a properly completed exchange from one of these types of products into a Certificate pursuant to the special annuity contract exchange form we provide for this purpose is not generally a taxable event under the Code, and your investment in the Certificate will be the same as your investment in the product you exchanged out of.

Because of the complexity of these and other tax aspects in connection with an exchange, you should consult a tax adviser before making any exchange.

TAX LAW RESTRICTIONS AFFECTING SECTION 403(b) PLANS
Section 403(b)(12) of the Internal Revenue Code restricts the distribution under
Section 403(b) annuity contracts of:

    (1) elective contributions made for years beginning after December 31, 1988;

    (2) earnings on those contributions; and

    (3) earnings on amounts held as of December 31, 1988.

Distribution of these amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, income attributable to elective contributions made after December 31, 1988 may not be distributed in the case of hardship.

FURTHER INFORMATION ABOUT FORTIS BENEFITS

GENERAL
Fortis Benefits is engaged in the offer and sale of insurance products, including fixed and variable life insurance policies, fixed and variable annuity contracts, and group life, accident and health insurance policies. The Company markets its products to small business and individuals through a national network of independent agents, brokers, and financial institutions.

SELECTED FINANCIAL DATA
The following is a summary of certain financial data of Fortis Benefits. This summary has been derived in part from, and should be read in conjunction with, the financial statements of Fortis Benefits included elsewhere in this Prospectus.

                                                                              YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------
                      (IN THOUSANDS)                            1997        1996        1995        1994        1993
                                                             ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA
  Premiums and policy charges..............................  $1,238,006  $1,295,878  $1,232,329  $1,022,446  $  955,053
  Net investment income....................................     228,724     206,023     203,537     162,514     153,657
  Net realized gains (losses) on investment................      41,101      25,731      55,080     (28,815)     73,623
  Other income.............................................      36,458      31,725      33,085      35,958      27,100
                                                             ----------  ----------  ----------  ----------  ----------
    TOTAL REVENUES.........................................  $1,544,289  $1,559,357  $1,524,031  $1,192,103  $1,209,433
                                                             ----------  ----------  ----------  ----------  ----------
                                                             ----------  ----------  ----------  ----------  ----------
  Total benefits and expenses..............................  $1,442,059  $1,470,066  $1,442,270  $1,157,651  $1,100,199
  Federal Income taxes.....................................      35,120      31,099      27,891      11,595      31,090
  Income before cumulative effect of accounting changes....      67,110      58,192      53,870      22,857      78,144
  Net income...............................................      67,110      58,192      53,870      22,857      81,707

BALANCE SHEET DATA
  Total assets.............................................  $6,819,484  $5,951,876  $5,143,012  $4,043,914  $3,584,139
  Total liabilities........................................   5,939,378   5,171,203   4,431,914   3,569,717   3,052,231
  Total shareholder's equity...............................     880,106     780,673     711,098     474,197     531,908

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1997 COMPARED TO 1996

FINANCIAL POSITION
Total invested assets of Fortis Benefits Insurance Company (the "Company") increased to $3.3 billion in 1997 compared to $3.1 billion in 1996. As of December 31, 1997, 96% of the Company's fixed maturity securities consisted of investment grade bonds. Mortgage loans represent 18.1% of total invested assets compared to 18.9% in 1996. The Company believes that adequate reserves have been established for potential delinquencies and foreclosures. The mortgage loan portfolio consists generally of small loans on commercial properties, dispersed throughout the United States. The Company's delinquency and foreclosure rate are well below industry averages.

RESULTS OF OPERATIONS

REVENUES
The Company's major products are group medical, group disability and dental, group life, and annuity and individual life insurance coverages sold through a network of independent agents and brokers. Total group medical, group disability and dental, group life, and annuity and individual life premiums represented 37%, 35%, 21% and 7% respectively of total premium in 1997 and 45%, 30%, 19% and 6% respectively in 1996. The decrease in group medical premium is the result of a decision in 1996 to discontinue new sales of certain medical products.

The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Changes in interest rates during 1997, 1996, and 1995 resulted in recognition of realized gains and losses.

BENEFITS
Policyholder benefit to premium ratio decreased from 84% in 1996 to 82% in 1997, as a result of general improved experience. The primary improvement was in the group life business which experienced these mortality declines consistently throughout 1997. Annuity and individual life also experienced lower mortality experience in 1997 in addition to higher interest crediting on the Company's steadily increasing policy base of interest sensitive and investment products. Group medical, group disability and dental, group life, and annuity and individual life benefit to premium ratio was 77%, 82%, 76% and 124% respectively in 1997 and 78%, 84%, 86%, and 131% respectively in 1996.

EXPENSES
The Company's general and administrative expense to premium ratio has increased in 1997 to 17.5% from 15.3% in 1996. Enabling the application systems to be Year 2000 compliant and managed dental initiatives are the primary reasons for this increase. Included in the managed dental initiative expense is an $13.5 million write-off of the expenses incurred on behalf of a company that provides the managed care services.

Commission rates have increased from the levels in 1996. This is primarily due to changes in the mix of business by product lines as well as the change in first year versus renewal premiums.

YEAR 2000
The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of the Company and any of its businesses or subsidiaries. All of the Company's major businesses are heavily dependent upon internal computer systems, and many have significant interaction with systems of third parties.

A comprehensive review of the Company's computer systems and business processes has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps are being taken to resolve any potential problems including modification to existing software and the purchase of new software. These measures are scheduled to be completed and tested on a timely basis. The Company's goal is to complete internal remediation and testing of each system by early 1999.

Factors that could influence the total costs to be incurred by the Company in connection with the Year 2000 issue include the ability of the Company to successfully identify systems containing two-digit year codes, the nature and amount of programming required to fix the affected programs, the related labor and consulting costs for such remediation, and the ability of third parties that interface with the Company to successfully address their Year 2000 issues.

The Company is evaluating the Year 2000 readiness of advisors and other third parties whose system failures could have an impact on the Company's operations. The potential materiality of any such impact is not entirely know at this time. The Company is closely monitoring these entities to avoid any unforeseen circumstances.

1996 COMPARED TO 1995

REVENUES
Traditional life insurance premiums of Fortis Benefits (the "Company") are principally composed of group life coverages. Total life premiums increased over 1995 due primarily to group life sales in 1996. Interest sensitive and investment product policy charges, which consist primarily of cost of insurance charges, increased 37% from 1995 to 1996. Continued sales of interest sensitive and investment products has steadily increased the policy base on which these charges are assessed.

Total accident and health premiums increased in 1996 compared to 1995 due to an increase in the group disability product sales and strong persistency. Partially offsetting this increase was a 3% decrease in the group medical products driven by a decision to roll the fully insured medical business into a common medical plan and the decision to cease new sales of large group self funded medical plans, effective January 1, 1996. Beginning April 1, 1996 and continuing into 1997, the groups will gradually be rolled to a third party administrator.

The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Changes in interest rates during 1996, 1995 and 1994 resulted in recognition of realized gains and losses.

BENEFITS
The Company's group life benefits which are included in the traditional life benefits were higher in 1996 compared to 1995 as a result of increased mortality. Interest sensitive and investment product benefits for the period ended December 31, 1996 increased 23% from 1995. This increase was the result of higher interest crediting on the Company's steadily increasing policy base in 1996 compared to 1995.

The accident and health claims to premium ratio improved from 1995 to 1996 due primarily to the improved claim closure rates in the group disability lines.

EXPENSES
The commission rates have declined from the levels in 1995. This is primarily due to change in the mix of business by product lines as well as the change in the first year versus renewal premiums. Interest sensitive and investment products commission increased from 1996 compared to 1995; however, the Company deferred $62.4 million of these commissions in 1996, compared to $52.7 million in 1995. The additional commission and deferral is the result of an increase in sales of the company's variable life and variable annuity products. This increase in deferred commissions more than offset the increase in paid commissions and lowered the net commission expense for 1996.

In 1996, the Company consolidated the fully insured group medical business administration processing. This has resulted in expense savings as demonstrated by the reduction in the general and administrative expenses. Also contributing to the expense reduction was the decision to discontinue issuing large group self funded medical business.

CASH FLOW AND LIQUIDITY
The market value of cash, short-term investments and publicly traded bonds and stocks is at least equal to all policyholder reserves and liabilities. The Company's portfolio is readily marketable and convertible to cash to a degree sufficient to provide for short-term needs. The Company expects its operating activities to continue to meet its capital resource needs. The Company consistently monitors its liability durations and invests assets accordingly. The Company has no material commitments or off-balance sheet financing arrangements which would reduce sources of funds in the upcoming year.

The National Association of Insurance Commissioners' risk-based capital formula helps to establish guidelines for capital levels. At December 31, 1997, the Company's capital exceeded the minimum recommended risk-based capital level.

COMPETITION
Fortis Benefits seeks to compete primarily on the basis of customer service, product design, and, in the case of products funded through Series Fund, the investment results achieved by Fortis Advisers, Inc. Many other insurance companies compete with Fortis Benefits in each of its markets, including on the basis of price. Many of these companies, which include some of the largest and best known insurance companies, have considerably greater resources than Fortis Benefits.

REGULATION AND RESERVES
The Company is subject to regulation and supervision by the insurance departments of the states in which it is licensed to do business. This regulation covers a variety of areas, including benefit reserve requirements, adequacy of insurance company capital and surplus, various operational standards, and accounting and financial reporting procedures. Fortis Benefits' operations and accounts are subject to periodic examination by insurance regulatory authorities.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed up to prescribed limits for insurance contract losses, if covered, incurred by insolvent companies. The amount of any future assessments of Fortis Benefits under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Federal measures that may adversely affect the insurance business include health care reform, employee benefit regulation, controls on medicare costs and medical entitlement programs, tax law changes affecting the taxation of insurance companies or of insurance products, changes in the relative desirability of various personal investment vehicles, and removal of impediments on the entry of banking institutions into the business of insurance.

Pursuant to state insurance laws and regulations, Fortis Benefits is obligated to carry on its books, as liabilities, reserves to meet its obligations under outstanding insurance contracts. These reserves are based on assumptions about, among other things, future claims experience and investment returns. Neither the reserve requirements nor the other aspects of state insurance regulation provide absolute protection to holders of insurance contracts, including the Certificates, if Fortis Benefits were to incur claims or expenses at rates significantly higher than expected (due, for example, to acquired immune deficiency syndrome or other infectious diseases or catastrophes) or significant unexpected losses on its investments.

EMPLOYEES AND FACILITIES
Fortis Benefits has approximately 2,000 employees and considers its employee relations to be excellent; Fortis Benefits owns its Home Office building, consisting of 295,000 square feet in Woodbury, Minnesota. It also has administrative offices in Kansas City, Missouri. Fortis Benefits leases a portion of that building consisting of 297,000 square feet. In addition Fortis Benefits has several regional claims and sales offices throughout the United States. Fortis Benefits occupies approximately 100% of its home office and 70% of its administration building, which it expects will be adequate for its purposes for the foreseeable future.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth is information concerning the Company's directors and executive officers, to the extent responsible for its variable annuity operations, together with their business experience and principal occupations for the past five years:

OFFICER-DIRECTORS
Dean C. Kopperud, 45        Senior Vice President--Marketing and Sales; also
Director since 1995         officer of affiliated companies.
Robert Brian Pollock, 43    President and Chief Executive Officer; before then
Director Since 1988         Senior Vice President--Life and Disability.
Thomas Michael Keller, 50   Executive Vice President; before then Senior Vice
Director since 1990         President of Fortis, Inc.
OTHER DIRECTORS
Allen Royal Freedman, 57    Chairman and Chief Executive Officer of Fortis, Inc.
Chairman of the Board
since 1995
J. Kerry Clayton, 52        Executive Vice President of Fortis, Inc.
Director Since 1997
Arie Aristide Fakkert, 54   Assistant General Manager of Fortis International
Director Since 1987         N.V.

EXECUTIVE OFFICERS
Rhonda Schwartz, 39         Senior Vice President and General Counsel--Life and
                            Investment Products; before then secretary and
                            General Counsel of Fortis Inc.
Michael John Peninger, 43   Senior Vice President and Chief Financial Officer
Jon H. Nicholson, 48        Senior Vice President--Custom Solutions Group.
Peggy L. Ettestad, 40       Senior Vice President--Life Operations; before that
                            Vice President of General Electric Company.

Fortis Benefits' officers serve at the pleasure of the board of directors, and members of the board serve without compensation (except for expenses of attending board meetings), until their successors are duly elected and qualified.

Mr. Freedman is a director of Systems and Computer Technology Corporation and Genesis Health Ventures. Mr. Freedman is also a director of the following registered investment companies: Fortis Equity Portfolios, Inc.; Fortis Growth Fund, Inc.; Fortis Fiduciary Fund, Inc., Fortis Income Portfolios, Inc.; Fortis Securities, Inc.; Fortis Tax-Free Portfolios, Inc.; Fortis Money Portfolios, Inc.; Fortis Advantage Portfolios, Inc.; Fortis World Wide Portfolios, Inc.; Fortis Series Fund, Inc.; Special Portfolios, Inc.

EXECUTIVE COMPENSATION
Set forth below is certain information concerning the compensation of the executive officers of Fortis Benefits.

--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                                        ---------------------------------------  ----------------------------------
                                                                                OTHER ANNUAL                           ALL OTHER
        NAME AND PRINCIPAL POSITION            YEAR      SALARY      BONUS      COMPENSATION       LTIP PAYOUTS     COMPENSATION (1)
-------------------------------------------  ---------  ---------  ---------  -----------------  -----------------  ---------------
Robert B. Pollock                                 1997  $ 275,000  $  56,817      $       0          $       0         $  15,762
 President and Chief Executive Officer            1996    215,000     69,660              0                  0            15,318
                                                  1995    215,000     84,000              0                  0            14,851
-----------------------------------------------------------------------------------------------------------------------------------
Francis J. Guthrie                                1997    235,000    140,388              0                  0            15,762
 Executive Vice President                         1996     88,125          0              0                  0            12,279
                                                  1995        N/A        N/A              0                  0                 0
-----------------------------------------------------------------------------------------------------------------------------------
Debra Foss                                        1997    160,000     63,100              0                  0            13,386
 Sr. Vice President--                             1996    150,000     15,100              0                  0             1,500
 Human Resources                                  1995     37,500      5,000              0                  0       NOT ELIGIBLE
-----------------------------------------------------------------------------------------------------------------------------------
William D. Greiter                                1997    187,000     48,195              0                  0            14,112
 Senior Vice President--                          1996    178,500     48,195              0                  0            12,829
 Provider Markets                                 1995    170,000     38,808              0                  0            12,528
-----------------------------------------------------------------------------------------------------------------------------------
Michael John Peninger                             1997    200,000     31,194              0                  0            13,872
 Senior Vice President and                        1996    165,000     51,975              0                  0            13,018
 Chief Financial Officer                          1995    165,000     39,150              0                  0            12,249

------------------------
(1) This column includes contributions made by Fortis Benefits for the year for the benefit for the named individual to a defined contribution retirement plan.

LONG-TERM INCENTIVE PLAN AWARDS TABLE
(LONG-TERM INCENTIVE PLAN(1) AWARDS IN LAST FISCAL YEAR)

                                                                       PERFORMANCE OR
                                                                        OTHER PERIOD      ESTIMATED FUTURE PAYOUTS UNDER
                                                        NUMBER OF           UNTIL          NON-STOCK PRICE BASED PLANS
                                                     SHARES, UNITS OR   MATURATION OR   ----------------------------------
NAME                                                   OTHER RIGHTS        PAYOUT       THRESHOLD    TARGET      MAXIMUM
---------------------------------------------------  ----------------  ---------------  ---------  ----------  -----------
Robert B. Pollock..................................       348 Units         3 years      0 Units    348 Units  1,044 Units
Francis J. Guthrie.................................       174 Units         3 years      0 Units    174 Units    522 Units
Debra Foss.........................................         0 Units         3 years      0 Units      0 Units      0 Units
William D. Greiter.................................       184 Units         3 years      0 Units    184 Units    552 Units
Michael John Peninger..............................       178 Units         3 years      0 Units    178 Units    534 Units

------------------------
(1) Units shown in this table represent performance units granted pursuant to an Executive Incentive Compensation Plan in which officers and managers of Fortis Benefits participate. Awards are made pursuant to this plan based on the employee's position with Fortis Benefits and salary level and the extent to which the employee and Fortis Benefits meet certain performance objectives over 1- and 3-year periods. Employees may elect to defer awards payable to them under this plan.

As additional compensation to its employees and executive officers, Fortis Benefits has an Employees' Uniform Retirement Plan and an Executive Retirement Plan which generally provide an annual annuity benefit upon retirement at age 65 (or a reduced benefit upon early retirement) equal to: .9% of the employee's Average Annual compensation up to the employee's social security covered compensation, plus

1.3% of compensation above the social security covered compensation, up to $255,300, as adjusted by an index, multiplied by the employee's years of credited services.

In addition, Fortis Benefits provides an unfunded Supplemental Executive Retirement Plan for certain executives of Fortis Benefits. Mr. Pollock is the only named executive currently covered by the Plan. Under the Supplemental Executive Retirement Plan, the annual benefit is calculated by subtracting the benefit payable under the Employees' Uniform Retirement Plan and the estimated Social Security benefit from the "Target Benefit." The "Target Benefit" is equal to 50% of Final Average Salary (average salary over the final 36 consecutive months of employment) reduced for less than 20 years of service at retirement. Upon retirement prior to age 65 and after attaining age 55 with 10 years of service, special early retirement rules apply. The salary used to calculate the Final Average Salary consists of regular compensation and the annual target incentive bonus of the participant. The estimated annual benefit of Mr. Pollock, based on current compensation levels, under this plan is $63,740.

The following table illustrates the COMBINED estimated life annuity benefit payable from the Employees' Uniform Retirement Plan and Executive Retirement Plan to employees with the specified Final Average Salary and years of service upon retirement.

PENSION PLAN TABLE*

                                                     YEARS OF SERVICE
                             ----------------------------------------------------------------
FINAL AVERAGE SALARY            10         15         20         25         30         35
---------------------------  ---------  ---------  ---------  ---------  ---------  ---------
$125,000...................    $15,078  $  22,617  $  30,156  $  37,695  $  45,234  $  52,772
 150,000...................     18,328     27,492     36,656     45,820     54,984     64,147
 175,000...................     21,578     32,367     43,156     53,945     64,734     75,522
 200,000...................     24,828     37,242     49,656     62,070     74,484     86,897
 225,000...................     28,078     42,117     56,156     70,195     84,234     98,272
 250,000...................     30,695     46,042     61,389     76,737     92,084    107,432
 275,000+..................     31,163     46,744     62,326     77,907     93,489    109,070

------------------------
* The table excludes social security benefits. In general, for the purposes of these plans, compensation includes salary and bonuses. The credited years of service with Fortis Benefits for these individuals named in the Summary Compensation Table above are as follows: 18, 4, 2, 14, and 13, respectively.

OWNERSHIP OF SECURITIES
All of Fortis Benefits' outstanding shares are owned by Fortis Insurance, Inc., 515 West Wells, Milwaukee, Wisc. 53201, which is itself wholly owned by Fortis, Inc., One Chase Manhattan Plaza, New York, N.Y. 10005. Fortis, Inc., in turn is wholly owned by Fortis International, Inc., which is wholly owned by AMEV/VSB 1990 N.V., both of which share the same address with N.V. AMEV., Archimedeslaan 10, 3584 BA, Utrecht, The Netherlands. AMEV/VSB 1990 N.V. is 50% owned by Fortis AMEV and 50% owned, through certain subsidiaries, by Fortis AG, Boulevard Emile Jacqmain 53, 1000 Brussels, Belgium.

VOTING PRIVILEGES

In accordance with its view of current applicable law, Fortis Benefits will vote shares of each of the Portfolios which are attributable to a Certificate at regular and special meetings of the shareholders of a Portfolio in proportion to instructions received from the persons having the voting interest in the Certificate as of the record date for the corresponding Portfolio shareholders meeting. Participants have the voting interest during the Accumulation Period, persons receiving annuity payments during the Annuity Period, and Beneficiaries after the death of the Annuitant or Participant. However, if the Investment Company Act of 1940 or any rules thereunder should be amended or if the present interpretation thereof should change, and as a result Fortis Benefits determines that it is permitted to vote shares of the Portfolios in its own right, it may elect to do so.

During the Accumulation Period, the number of shares of a Portfolio attributable to a Certificate is determined by dividing the amount of Certificate Value in the corresponding Subaccount pursuant to the Certificate as of the record date for the shareholders meeting by the net asset value of one Portfolio share as of that date. During the Annuity Period, or after the death of the Annuitant or Participant, the number of Portfolio shares deemed attributable to the Certificate will be computed in a comparable manner, based on the liability for future variable annuity payments allocable to that Subaccount under the Certificate as of the record date. Such liability for future payments will be calculated on the basis of the mortality assumptions and the assumed interest rate used in determining the number of Annuity Units credited to the Certificate and the applicable Annuity Unit value on the record date. During the Annuity Period, the number of votes attributable to a Certificate will generally decrease since funds set aside to make the annuity payments will decrease.

Fortis Benefits will vote shares for which it has received no timely instructions, and any shares attributable to excess amounts Fortis Benefits has accumulated in the related Subaccount, in proportion to the voting instructions which it receives with respect to all Certificates and other variable annuity contracts participating in a Portfolio. To the extent that Fortis Benefits or any affiliated company holds any shares of a Portfolio, they will be voted in the same proportion as instructions for that Portfolio that are received from persons holding the voting interest with respect to all Fortis Benefits separate accounts participating in that Portfolio. Shares held by separate accounts other than the Variable Account will in general be voted in accordance with instructions of participants in such other separate accounts. This diminishes the relative voting influence of the Certificates.

Each person having a voting interest in a Subaccount of the Separate Account will receive proxy material, reports and other materials relating to the appropriate Portfolio. Pursuant to the procedures described above, these persons may give instructions regarding the election of the Board of Directors of a Portfolio, ratification of the selection of its independent auditors, the approval of the investment managers of a Portfolio, changes in fundamental investment policies of a Portfolio and all other matters that are put to a vote of Portfolio shareholders.

LEGAL MATTERS

The legality of the Certificates described in this Prospectus has been passed upon by Douglas R. Lowe, Esquire, Associate General Counsel with the law department of Fortis Benefits. Messrs. Freedman, Levy, Kroll & Simonds, Washington, D.C., have advised Fortis Benefits on certain federal securities law matters.

OTHER INFORMATION

Registration Statements have been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended, with respect to the Certificates discussed in this Prospectus. Not all of the information set forth in the Registration Statement, amendments and exhibits thereto has been included in this Prospectus. Statements contained in this Prospectus concerning the content of the Certificates and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Securities and Exchange Commission.

A Statement of Additional Information is available upon request. Its contents are as follows:

CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

                                                    PAGE
Fortis Benefits and the Variable Account.......           2
Calculation of Annuity Payments................           2
Postponement of Payments.......................           3
Services.......................................           4
  - Safekeeping of Variable Account Assets.....           4
  - Experts....................................           4
  - Principal Underwriter......................           4
Limitations on Allocations.....................           4
Change of Investment Adviser or Investment
 Policy........................................           4
Taxation Under Certain Retirement Plans........           5
Withholding....................................           9
Terms of Exemptive Relief in Connection With
 Mortality and Expense Risk Charge.............           9
Variable Account Financial Statements..........          10
APPENDIX A--Performance Information............         A-1

FORTIS BENEFITS FINANCIAL STATEMENTS
The financial statements of Fortis Benefits that are included in this Prospectus should be considered primarily as bearing on the ability of Fortis Benefits to meet its obligations under the Certificates. The Certificates are not entitled to participate in earnings, dividends or surplus of Fortis Benefits.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Fortis Benefits Insurance Company

We have audited the accompanying balance sheets of Fortis Benefits Insurance Company, an indirect, wholly-owned subsidiary of Fortis AMEV and Fortis AG, as of December 31, 1997 and 1996, and the related statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fortis Benefits Insurance Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                    /s/ Ernst & Young, LLP
Minneapolis, Minnesota
February 27, 1998

BALANCE SHEETS
FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             DECEMBER 31
                                                                                         --------------------
                                                                                           1997       1996
                                                                                         ---------  ---------
ASSETS
Investments:
  Fixed maturities, at fair value (amortized cost 1997--$2,325,589;
   1996--$2,078,438)...................................................................  $2,415,915 $2,115,499
  Equity securities, at fair value (cost 1997--$88,719; 1996--$84,144).................    109,832    106,290
  Mortgage loans on real estate, less allowance for possible losses (1997--$11,085;
   1996--$9,697).......................................................................    602,064    582,869
  Policy loans.........................................................................     68,566     60,722
  Short-term investments...............................................................     70,537    182,817
  Real estate and other investments....................................................     55,035     29,628
                                                                                         ---------  ---------
                                                                                         3,321,949  3,077,825

Cash and cash equivalents..............................................................      9,901     20,474

Receivables:
  Uncollected premiums.................................................................     74,220     71,386
  Reinsurance recoverable on unpaid and paid losses....................................     13,852     12,939
  Other................................................................................     19,762      9,045
                                                                                         ---------  ---------
                                                                                           107,834     93,370
Accrued investment income..............................................................     47,376     39,519
Deferred policy acquisition costs......................................................    291,742    268,075
Property and equipment at cost, less accumulated depreciation..........................     42,773     52,882
Deferred federal income taxes..........................................................     15,037     17,008
Other assets...........................................................................      4,250      8,005
Assets held in separate accounts.......................................................  2,978,622  2,374,718
                                                                                         ---------  ---------
TOTAL ASSETS...........................................................................  $6,819,484 $5,951,876
                                                                                         ---------  ---------
                                                                                         ---------  ---------

                            See accompanying notes.

FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             DECEMBER 31
                                                                                         --------------------
                                                                                           1997       1996
                                                                                         ---------  ---------
POLICY RESERVES, LIABILITIES AND SHAREHOLDER'S EQUITY
POLICY RESERVES AND LIABILITIES:
  Future policy benefit reserves:
    Traditional life insurance.........................................................  $ 449,017  $ 434,378
    Interest sensitive and investment products.........................................  1,264,227  1,175,480
    Accident and health................................................................    792,249    834,119
                                                                                         ---------  ---------
                                                                                         2,505,493  2,443,977
  Unearned revenues....................................................................     10,653     12,622
  Other policy claims and benefits payable.............................................    260,596    191,940
  Policyholder dividends payable.......................................................      8,197      8,783
                                                                                         ---------  ---------
                                                                                         2,784,939  2,657,322

  Debt.................................................................................     26,433         --
  Accrued expenses.....................................................................     49,909     42,223
  Current income taxes payable.........................................................     10,549     17,424
  Other liabilities....................................................................    113,222    104,834
  Due to affiliates....................................................................      6,925      4,926
  Liabilities related to separate accounts.............................................  2,947,401  2,344,474
                                                                                         ---------  ---------
TOTAL POLICY RESERVES AND LIABILITIES..................................................  5,939,378  5,171,203

SHAREHOLDER'S EQUITY:
  Common Stock, $5 par value:
    Authorized, issued and outstanding shares--1,000,000...............................      5,000      5,000
  Additional paid-in capital...........................................................    468,000    468,000
  Retained earnings....................................................................    332,723    265,613
  Unrealized gains on investments, net.................................................     68,981     36,290
  Unrealized gains on assets held in separate accounts, net............................      5,402      5,770
                                                                                         ---------  ---------
TOTAL SHAREHOLDER'S EQUITY.............................................................    880,106    780,673
                                                                                         ---------  ---------
TOTAL POLICY RESERVES, LIABILITIES AND SHAREHOLDER'S EQUITY............................  $6,819,484 $5,951,876
                                                                                         ---------  ---------
                                                                                         ---------  ---------

                            See accompanying notes.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF INCOME
(IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31
                                                                                --------------------------------
                                                                                   1997       1996       1995
                                                                                ----------  ---------  ---------
REVENUES
  Insurance operations:
    Traditional life insurance premiums.......................................  $  269,540  $ 258,496  $ 251,353
    Interest sensitive and investment product policy charges..................      77,429     63,336     46,076
    Accident and health insurance premiums....................................     891,037    974,046    934,900
                                                                                ----------  ---------  ---------
                                                                                 1,238,006  1,295,878  1,232,329

  Net investment income.......................................................     228,724    206,023    203,537
  Net realized gains on investments...........................................      41,101     25,731     55,080
  Other income................................................................      36,458     31,725     33,085
                                                                                ----------  ---------  ---------
    TOTAL REVENUES............................................................   1,544,289  1,559,357  1,524,031

BENEFITS AND EXPENSES
  Benefits to policyholders:
    Traditional life insurance................................................     204,497    220,227    202,911
    Interest sensitive investment products....................................     103,077     90,358     73,676
    Accident and health claims................................................     707,113    778,439    769,588
                                                                                ----------  ---------  ---------
                                                                                 1,014,687  1,089,024  1,046,175

Policyholder dividends........................................................       2,935      4,169      4,305
Amortization of deferred policy acquisition costs.............................      43,931     39,325     41,291
Insurance commissions.........................................................     107,378     94,723     95,559
General and administrative expenses...........................................     273,128    242,825    254,940
                                                                                ----------  ---------  ---------
    TOTAL BENEFITS AND EXPENSES...............................................   1,442,059  1,470,066  1,442,270
                                                                                ----------  ---------  ---------
Income before federal income taxes............................................     102,230     89,291     81,761
Federal income taxes..........................................................      35,120     31,099     27,891
                                                                                ----------  ---------  ---------
NET INCOME....................................................................  $   67,110  $  58,192  $  53,870
                                                                                ----------  ---------  ---------
                                                                                ----------  ---------  ---------

                            See accompanying notes.

STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS)

                                                                                                     UNREALIZED
                                                                                    UNREALIZED          GAINS
                                                                                       GAINS         (LOSSES) ON
                                                        ADDITIONAL                  (LOSSES) ON    ASSETS HELD IN
                                             COMMON       PAID-IN     RETAINED     INVESTMENTS,       SEPARATE
                                              STOCK       CAPITAL     EARNINGS          NET         ACCOUNTS, NET     TOTAL
                                           -----------  -----------  -----------  ---------------  ---------------  ---------
Balance, January 1, 1995.................   $   5,000    $ 358,000    $ 153,551      $ (42,908)       $     554     $ 474,197
Net income...............................          --           --       53,870             --               --        53,870
Additional paid-in capital...............          --       50,000           --             --               --        50,000
Change in unrealized gains (losses) on
 investments, net........................          --           --           --        131,039               --       131,039
Change in unrealized gains (losses) on
 assets held in separate accounts, net...          --           --           --             --            1,992         1,992
                                           -----------  -----------  -----------       -------           ------     ---------
Balance, December 31, 1995...............       5,000      408,000      207,421         88,131            2,546       711,098
Net income...............................          --           --       58,192             --               --        58,192
Additional paid-in capital...............          --       60,000           --             --               --        60,000
Change in unrealized gains (losses) on
 investments, net........................          --           --           --        (51,841)              --       (51,841)
Change in unrealized gains (losses) on
 assets held in separate accounts, net...          --           --           --             --            3,224         3,224
                                           -----------  -----------  -----------       -------           ------     ---------
Balance, December 31, 1996...............       5,000      468,000      265,613         36,290            5,770       780,673
Net income...............................          --           --       67,110             --               --        67,110
Change in unrealized gains (losses) on
 investments, net........................          --           --           --         32,691               --        32,691
Change in unrealized gains (losses) on
 assets held in separate account, net....          --           --           --             --             (368)         (368)
                                           -----------  -----------  -----------       -------           ------     ---------
Balance, December 31, 1997...............   $   5,000    $ 468,000    $ 332,723      $  68,981        $   5,402     $ 880,106
                                           -----------  -----------  -----------       -------           ------     ---------
                                           -----------  -----------  -----------       -------           ------     ---------

                            See accompanying notes.

STATEMENTS OF CASH FLOWS
FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31
                                                                           -------------------------------------
                                                                               1997         1996        1995
                                                                           ------------  ----------  -----------
OPERATING ACTIVITIES
  Net income.............................................................  $     67,110  $   58,192  $    53,870
  Adjustments to reconcile net income to net cash provided by operating activities:
    (Decrease)/increase in future policy benefit reserves for
     traditional, interest sensitive and accident and health policies....        (2,496)     26,193       80,478
    Increase in other policy claims and benefits and policyholder
     dividends payable...................................................        68,070      18,638       27,676
    Provision for deferred federal income taxes..........................        (6,449)     (1,094)     (13,584)
    (Decrease)/increase in income taxes payable..........................        (6,875)     12,049        1,023
    Amortization of deferred policy acquisition costs....................        43,931      39,325       41,291
    Policy acquisition costs deferred....................................       (69,694)    (66,515)     (56,391)
    Provision for mortgage loan losses...................................         1,388       1,344          924
    Provision for depreciation...........................................        14,351      17,312       15,654
    Write-off of investment..............................................         3,000          --           --
    Amortization of investment (discounts) premiums, net.................          (466)      1,821         (239)
    Change in receivables, accrued investment income, unearned premiums,
     accrued expenses and other liabilities..............................        (2,720)     38,614        3,427
    Net realized gains on investments....................................       (41,101)    (25,731)     (55,080)
    Other................................................................       (12,496)       (261)      (2,431)
                                                                           ------------  ----------  -----------
        NET CASH PROVIDED BY OPERATING ACTIVITIES........................        55,553     119,887       96,618

INVESTING ACTIVITIES
  Purchases of fixed maturity investments................................    (3,611,770) (2,778,352)  (2,151,133)
  Sales or maturities of fixed maturity investments......................     3,378,898   2,652,887    2,000,068
  Decrease (increase) in short-term investments..........................       112,280     (29,318)     (35,908)
  Purchases of other investments.........................................      (209,771)   (210,182)    (240,264)
  Sales of other investments.............................................       205,084     163,569      112,598
  Purchases of property and equipment....................................        (4,242)    (10,992)     (19,975)
  Other..................................................................          (617)         --        1,229
                                                                           ------------  ----------  -----------
        NET CASH USED IN INVESTING ACTIVITIES............................      (130,138)   (212,388)    (333,385)

FINANCING ACTIVITIES
  Activities related to investment products:
    Considerations received..............................................       200,760     128,446      187,484
    Surrenders and death benefits........................................      (190,361)   (125,274)     (60,522)
    Interest credited to policyholders...................................        53,613      49,802       48,918
  Additional paid-in capital from shareholder............................            --      60,000       50,000
                                                                           ------------  ----------  -----------
        NET CASH PROVIDED BY FINANCING ACTIVITIES........................        64,012     112,974      225,880
                                                                           ------------  ----------  -----------
(Decrease) increase in cash and cash equivalents.........................       (10,573)     20,473      (10,887)
        CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...................        20,474           1       10,888
                                                                           ------------  ----------  -----------
        CASH AND CASH EQUIVALENTS AT END OF YEAR.........................  $      9,901  $   20,474  $         1
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------

                            See accompanying notes.

NOTES TO FINANCIAL STATEMENTS
FORTIS BENEFITS INSURANCE COMPANY

DECEMBER 31, 1997

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES NATURE OF OPERATIONS

Fortis Benefits Insurance Company (the Company) is an indirect, wholly-owned subsidiary of Fortis AMEV and Fortis AG. The Company is incorporated in Minnesota and distributes its products in all states except New York. To date, the majority of the Company's revenues have been derived from group employee benefits products and the remainder from individual life and annuity products.

BASIS OF STATEMENT PRESENTATION

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company follows generally accepted accounting principles which differ in certain respects from statutory accounting practices prescribed or permitted by regulatory authorities. The more significant of these principles are:

REVENUE RECOGNITION AND FUTURE POLICY BENEFIT RESERVES

Premiums for traditional life insurance are recognized as revenues when due over the premium-paying period. Reserves for future policy benefits are computed using the net level method and include investment yield, mortality, withdrawal, and other assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.

Revenues for interest sensitive and investment products consist of charges assessed against policy account balances during the period for the cost of insurance, policy administration, and surrender charges. Future policy benefit reserves are computed under the retrospective deposit method and consist of policy account balances before applicable surrender charges. Policy benefits charged to expense during the period include amounts paid in excess of policy account balances and interest credited to policy account balances. Interest crediting rates for universal life and investment products ranged from 2.5% to 8.75% in 1997 and 1996.

Premiums for accident and health insurance products, including medical, long and short-term disability and dental insurance products, are recognized as revenues ratably over the contract period in proportion to the risk insured. Reserves for future disability benefits are based on the 1964 Commissioners Disability Table at 6% interest. Calculated reserves are modified based on the Company's actual experience.

CLAIMS AND BENEFITS PAYABLE

Other policy claims and benefits payable for reported and incurred but not reported claims and related claims adjustment expenses are determined using case-basis estimates and past experience. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated. Any adjustments resulting therefrom are reflected in income currently.

DEFERRED POLICY ACQUISITION COSTS

The costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred to the extent recoverable and amortized. For traditional life insurance products, such costs are amortized over the premium paying period. For interest sensitive and investment products, such costs are amortized in relation to expected future gross profits. For accident and health and group life insurance products, these costs represent the present value at the acquisition of these lines in the October 1, 1991 purchase (see Note 2) of future profits which are amortized against the expected premium revenues of the lines acquired. Estimation of future gross profits requires significant management judgment and are reviewed periodically. As excess amounts of deferred costs over future premiums or gross profits are identified, such excess amounts are expensed.

INVESTMENTS

The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations and regulatory requirements.

All fixed maturity investments and all marketable equity securities are classified as available-for-sale and carried at fair value.

Changes in fair values of available-for-sale securities, after related deferred income taxes and after adjustment for the changes in pattern of amortization of deferred policy acquisition costs and participating policyholder dividends are reported directly in shareholder's equity as unrealized gains (losses) on investments and, accordingly, have no effect on net income. The unrealized appreciation or depreciation is net of deferred policy acquisition cost amortization and taxes that would have been required as a charge or credit to income had such unrealized amounts been realized.

Mortgage loans constitute first liens on commercial real estate and other income producing properties. The insurance statutes in Minnesota generally require that the initial principal loaned not exceed 80% of the appraised value of the property securing the loan. The Company's policy fully complies with this statute. Mortgage loans on real estate are reported at unpaid balance, adjusted for amortization of premium or discount, less allowance for possible losses. The change in the allowance for possible losses is recorded with realized gains and losses on investments.

Policy loans are reported at their unpaid balance. Short term investments are at cost which approximates fair value.

Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis. Investment income is recorded as earned.

FORTIS BENEFITS INSURANCE COMPANY

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation. The Company provides for depreciation principally on the straight-line method over the estimated useful lives of the related property.

INCOME TAXES

Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board ("FASB") Statement 109, ACCOUNTING FOR INCOME TAXES. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases and are measured using the enacted tax rates.

SEPARATE ACCOUNTS

Revenues and expenses related to the separate account assets and liabilities, to the extent of benefits paid, are provided to the separate account policyholders and are excluded from the amounts reported in the accompanying statements of operations.

Assets and liabilities associated with the separate accounts relate to deposits and annuity considerations for variable life and annuity products for which the contract holder, rather than the Company, bears the investment risk. Separate account assets are reported at fair value.

GUARANTY FUND ASSESSMENTS

There are a number of insurance companies that are currently under regulatory supervision. This may result in future assessments by state guaranty fund associations to cover losses to policyholders of insolvent or rehabilitated companies. These assessments can be partially recovered through a reduction in future premium taxes in some states. The Company believes it has adequately provided for the impact of future assessments.

STATEMENTS OF CASH FLOWS

The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value.

NEW FINANCIAL ACCOUNTING STANDARDS

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 defines the financial statement presentation for all changes in a company's equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 will be adopted by the Company in the first quarter of 1998. Because the statement is merely a change in presentation, the Company does not expect the adoption of this statement to have a significant impact on the financial statements.

RECLASSIFICATIONS

Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.

2.  ACQUIRED BUSINESS
    In 1991, the Company purchased certain assets and assumed certain liabilities from The Mutual Benefit Life Insurance Company in Rehabilitation
(MBL). The seller transferred to the Company, the assets and liabilities relating to the group life, accident and health, disability and dental insurance business of MBL. The acquisition was accounted for as a purchase. The original purchase price of the acquisition was $318,000,000. Subsequent additional payments of $20,850,000 were made ending in 1994. These additional payments, as well as $126,515,000 of the original purchase price represent the estimated present value of future profits on the lines of business acquired at the date of acquisition and have been accounted for as deferred policy acquisition costs (see Note 4).

FORTIS BENEFITS INSURANCE COMPANY

3.  INVESTMENTS
AVAILABLE-FOR-SALE SECURITIES

The following is a summary of the available-for-sale securities (in thousands):

                                                              GROSS     GROSS
                                                 AMORTIZED   UNREALIZED UNREALIZED
                                                    COST       GAIN      LOSS    FAIR VALUE
                                                 ----------  --------  --------  ----------
December 31, 1997:
  Fixed maturities:
  Governments..................................  $  228,856  $ 8,698   $    30   $  237,524
  Public utilities.............................     121,128    4,217        13      125,332
  Industrial and miscellaneous.................   1,932,894   77,442     1,625    2,008,711
  Other........................................      42,711    1,637        --       44,348
                                                 ----------  --------  --------  ----------
  Total fixed maturities.......................   2,325,589   91,994     1,668    2,415,915
  Equity securities............................      88,719   24,769     3,656      109,832
                                                 ----------  --------  --------  ----------
    Total......................................  $2,414,308  $116,763  $ 5,324   $2,525,747
                                                 ----------  --------  --------  ----------
                                                 ----------  --------  --------  ----------
December 31, 1996:
Fixed maturities:
  Governments..................................  $  321,574  $ 3,418   $ 1,323   $  323,669
  Public utilities.............................      92,116    2,758       403       94,471
  Industrial and miscellaneous.................   1,656,420   38,413     6,527    1,688,306
  Other........................................       8,328      750        25        9,053
                                                 ----------  --------  --------  ----------
  Total fixed maturities.......................   2,078,438   45,339     8,278    2,115,499
  Equity securities............................      84,144   23,340     1,194      106,290
                                                 ----------  --------  --------  ----------
    Total......................................  $2,162,582  $68,679   $ 9,472   $2,221,789
                                                 ----------  --------  --------  ----------
                                                 ----------  --------  --------  ----------

The amortized cost and fair value of available-for-sale investments in fixed maturities at December 31, 1997, by contractual maturity, are shown below (in thousands).

                                                                        AMORTIZED
                                                                           COST     FAIR VALUE
                                                                        ----------  ----------
Due in one year or less...............................................  $   75,748  $   76,109
Due after one year through five years.................................     849,193     865,006
Due after five years through ten years................................     543,847     562,900
Due after ten years...................................................     856,801     911,900
                                                                        ----------  ----------
Total.................................................................  $2,325,589  $2,415,915
                                                                        ----------  ----------
                                                                        ----------  ----------

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

MORTGAGE LOANS

The Company has issued commercial mortgage loans on properties located throughout the United States. Approximately 37% of outstanding principal is concentrated in the states of New York, California and Florida, at December 31, 1997 as compared to concentrated interests in California, Texas and New York of 36% at December 31, 1996. Loan commitments outstanding totaled $34,235,000 at December 31, 1997.

INVESTMENTS ON DEPOSIT

The Company had fixed maturities carried at $2,548,000 and $2,537,000 at December 31, 1997 and 1996, respectively, on deposit with various governmental authorities as required by law.

INVESTMENT IN MANAGED DENTAL INITIATIVE

In 1997, the Company acquired a 99% ownership in a managed dental initiative called Dental Health Alliance, Inc. (DHA). Based on an analysis of future DHA profitability, the entire investment was written-off at December 31, 1997. The income statement reflects $13,561,000 of general and administrative expenses related to 1997 DHA losses and ownership write-off.

FORTIS BENEFITS INSURANCE COMPANY

3.  INVESTMENTS (CONTINUED)
NET UNREALIZED GAINS (LOSSES)

The adjusted net unrealized gains (losses) recorded in shareholder's equity for the year ended December 31 were as follows (in thousands):

                                                                       1997       1996       1995
                                                                     ---------  ---------  ---------
Change in unrealized gains (losses) before adjustments.............  $  53,239  $ (83,065) $ 214,452
Adjustments:
Increase) decrease in amortization of deferred policy acquisition
 costs.............................................................     (2,096)     3,376     (9,789)
Deferred income taxes (expense) benefit............................    (18,820)    31,072    (71,632)
                                                                     ---------  ---------  ---------
Change in net unrealized gains (losses)............................     32,323    (48,617)   133,031
Net unrealized gains (losses), beginning of year...................     42,060     90,677    (42,354)
                                                                     ---------  ---------  ---------
Net unrealized gains, end of year..................................  $  74,383  $  42,060  $  90,677
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

NET INVESTMENT INCOME AND NET REALIZED GAINS ON INVESTMENTS

Major categories of net investment income and realized gains on investments for each year were as follows (in thousands):

                                                                       1997       1996       1995
                                                                     ---------  ---------  ---------
NET INVESTMENT INCOME
Fixed maturities...................................................  $ 160,444  $ 141,973  $ 139,062
Equity securities..................................................      9,306      6,682      2,026
Mortgage loans on real estate......................................     54,662     52,949     49,227
Policy loans.......................................................      4,144      3,195      2,797
Short-term investments.............................................      2,851      5,175     11,863
Real estate and other investments..................................      4,635      5,358      4,750
                                                                     ---------  ---------  ---------
                                                                       236,042    215,332    209,725
Expenses...........................................................     (7,318)    (9,309)    (6,188)
                                                                     ---------  ---------  ---------
                                                                     $ 228,724  $ 206,023  $ 203,537
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------
NET REALIZED GAINS ON INVESTMENTS
Fixed maturities...................................................  $  13,827  $   3,334  $  50,393
Equity securities..................................................     26,760     18,281      2,830
Mortgage loans on real estate......................................        301       (144)      (242)
Short-term investments.............................................         --         57         (3)
Real estate and other investments..................................        213      4,203      2,102
                                                                     ---------  ---------  ---------
                                                                     $  41,101  $  25,731  $  55,080
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

Proceeds from sales of investments in fixed maturities were $3,360,682,000, $2,652,887,000, and $2,000,068,000 in 1997, 1996 and 1995, respectively. Gross
gains   of  $30,860,000,  $28,606,000  and   $61,070,000  and  gross  losses  of
$17,033,000, $25,272,000, and $10,677,000  were realized on  the sales in  1997,
1996 and 1995, respectively.

4.    DEFERRED POLICY ACQUISITION COSTS
    The changes in deferred policy acquisition costs by product were as follows (in thousands):

                                                                 INTEREST
                                                               SENSITIVE AND
                                                 TRADITIONAL    INVESTMENT      ACCIDENT
                                                    LIFE         PRODUCTS      AND HEALTH     TOTAL
                                                 -----------  ---------------  -----------  ---------
Balance, January 1, 1996.......................   $  38,532      $ 170,840      $  28,137   $ 237,509
Acquisition costs deferred.....................          --         66,515             --      66,515
Acquisition costs amortized....................      (5,375)       (19,695)       (14,255)    (39,325)
Reduced amortization of deferred acquisition
 costs from unrealized losses on
 available-for-sale securities.................          --          3,376             --       3,376
                                                 -----------  ---------------  -----------  ---------
Balance, January 1, 1997.......................      33,157        221,036         13,882     268,075
Acquisition costs deferred.....................      37,857         31,837             --      69,694
Acquisition costs amortized....................     (20,738)       (14,501)        (8,692)    (43,931)
Increased amortization of deferred acquisition
 costs from unrealized gains on
 available-for-sale securities.................          --         (2,096)            --      (2,096)
                                                 -----------  ---------------  -----------  ---------
Balance, December 31, 1997.....................   $  50,276      $ 236,276      $   5,190   $ 291,742
                                                 -----------  ---------------  -----------  ---------
                                                 -----------  ---------------  -----------  ---------

FORTIS BENEFITS INSURANCE COMPANY

4.    DEFERRED POLICY ACQUISITION COSTS (CONTINUED)
Included within total deferred policy acquisition costs at December 31, 1997 is $10,434,000 of present value of future profits (PVP) resulting from acquisitions accounted for as a purchase. All remaining PVP will be amortized in 1998.

During 1997, 1996 and 1995, the Company sold portions of its investment portfolio and in accordance with FASB Statement 97, the recognition of the realized net capital gains resulted in additional amortization of deferred acquisition costs of $732,000, $1,894,000 and $4,825,000, respectively. In addition, the Company recorded policyholder dividends payable of $1,095,000 in 1995.

5.  PROPERTY AND EQUIPMENT
    A summary of property and equipment at December 31 for each year follows (in thousands):

                                                                                1997       1996
                                                                              ---------  ---------
Land........................................................................  $   1,900  $   1,900
Building and improvements...................................................     24,148     25,133
Furniture and equipment.....................................................     87,537     95,370
                                                                              ---------  ---------
                                                                                113,585    122,403
Less accumulated depreciation...............................................    (70,812)   (69,521)
                                                                              ---------  ---------
Net property and equipment..................................................  $  42,773  $  52,882
                                                                              ---------  ---------
                                                                              ---------  ---------

6.  ACCIDENT AND HEALTH RESERVES
    Activity for the liability for unpaid accident and health claims and claims adjustment expenses is summarized as follows (in thousands):

                                                                         YEAR ENDED DECEMBER 31
                                                                     -------------------------------
                                                                       1997       1996       1995
                                                                     ---------  ---------  ---------
Balance as of January 1, net of reinsurance recoverables...........  $ 947,711  $ 928,832  $ 838,810
Add: Incurred losses related to:
  Current year.....................................................    773,316    865,907    827,261
  Prior years......................................................    (59,634)   (64,094)   (28,520)
                                                                     ---------  ---------  ---------
    Total incurred losses..........................................    713,682    801,813    798,741
Deduct: Paid losses related to:
  Current year.....................................................    437,405    549,144    492,460
  Prior years......................................................    235,952    233,790    216,259
                                                                     ---------  ---------  ---------
    Total paid losses..............................................    673,357    782,934    708,719
                                                                     ---------  ---------  ---------
Balance as of December 31, net of reinsurance recoverables.........  $ 988,036  $ 947,711  $ 928,832
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

The table above compares to the amounts reported on the balance sheet in the following respects: (1) the table above is presented net of ceded reinsurance and the accident and health reserves reported on the balance sheet are gross of ceded reinsurance; (2) the table above includes claims adjustment expense liabilities that are included in accrued expenses on the balance sheet; and (3) the table above includes accident and health benefits payable which are included with other policy claims and benefits payable reported on the balance sheet.

In each of the years presented above, the accident and health insurance line of business experienced overall favorable development on claims reserves established as of the previous year end. The favorable development was a result of lower medical costs due to less uncertainty in the health business and a reduction of loss reserves due to lower than anticipated inflation in medical costs.

Management has incorporated the favorable reserve development into its current estimates of reserve levels. Accordingly, future development on December 31, 1997 reserves is not expected to be as favorable as that experienced in the past two years.

7.  FEDERAL INCOME TAXES
    The Company reports its taxable income in a consolidated federal income tax return along with other affiliated subsidiaries of Fortis, Inc. Income tax expense or credits are allocated among the affiliated subsidiaries by applying corporate income tax rates to taxable income or loss determined on a separate return basis according to a Tax Allocation Agreement.

Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes.

FORTIS BENEFITS INSURANCE COMPANY

7.  FEDERAL INCOME TAXES (CONTINUED)
The significant components of the Company's deferred tax liabilities and assets as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                                1997       1996
                                                                              ---------  ---------
Deferred tax assets:
  Separate account assets/liabilities.......................................  $  56,620  $  40,989
  Reserves..................................................................     43,143     51,271
  Claims and benefits payable...............................................     15,238      7,764
  Accrued liabilities.......................................................      8,785      8,439
  Investments...............................................................      4,795      2,648
  Other.....................................................................      3,042      1,549
                                                                              ---------  ---------
    Total deferred tax assets...............................................    131,623    112,660

Deferred tax liabilities:
  Deferred policy acquisition costs.........................................     72,369     67,850
  Unrealized gains..........................................................     39,015     20,402
  Fixed assets..............................................................      3,914      3,110
  Investments...............................................................      1,220      1,942
  Other.....................................................................         68      2,348
                                                                              ---------  ---------
    Total deferred tax liabilities..........................................    116,586     95,652
                                                                              ---------  ---------
    Net deferred tax asset..................................................  $  15,037  $  17,008
                                                                              ---------  ---------
                                                                              ---------  ---------

The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets, and, therefore, no such valuation allowance has been established.

The Company's tax expense (benefit) for the year ended December 31 is shown as follows (in thousands):

                                                                         1997       1996       1995
                                                                       ---------  ---------  ---------
Current..............................................................  $  41,569  $  32,193  $  39,660
Deferred.............................................................     (6,449)    (1,094)   (11,769)
                                                                       ---------  ---------  ---------
                                                                       $  35,120  $  31,099  $  27,891
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

Federal income tax payments and refunds resulted in net payments of $58,859,000, $16,434,000, and $40,453,000 in 1997, 1996 and 1995, respectively.

The Company's effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                         1997       1996       1995
                                                                       ---------  ---------  ---------
Statutory income tax rate............................................      35.0%      35.0%      35.0%
Other, net...........................................................        (.6)       (.2)      (0.9)
                                                                       ---------  ---------  ---------
                                                                           34.4%      34.8%      34.1%
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

8.  ASSETS HELD IN SEPARATE ACCOUNTS
    Separate account assets at December 31 were as follows (in thousands):

                                                                               1997        1996
                                                                            ----------  ----------
Premium and annuity considerations for the variable annuity products and variable universal life products for which the contract holder, rather than the Company, bears the investment risk..............................  $2,947,401  $2,344,474
Assets of the separate accounts owned by the Company, at fair value.......      31,221      30,244
                                                                            ----------  ----------
                                                                            $2,978,622  $2,374,718
                                                                            ----------  ----------
                                                                            ----------  ----------

9.  REINSURANCE
    In the second quarter of 1996, First Fortis Life Insurance Company (First Fortis), an affiliate, received approval from the New York State Insurance Department for a reinsurance agreement with the Company. The agreement, which became effective as of January 1, 1996, decreased First Fortis' long-term disability reinsurance retention from a $10,000 net monthly benefit to a $2,000 net monthly benefit for claims incurred on and after January 1, 1996. The Company has assumed $5,742,000 and $6,144,000 of premium from First Fortis in 1997 and 1996, respectively. The Company has assumed $5,452,000 and $3,599,000 of reserves in 1997 and 1996, respectively, from First Fortis.

FORTIS BENEFITS INSURANCE COMPANY

9.  REINSURANCE (CONTINUED)
The maximum amount that the Company retains on any one life is $500,000 of life insurance including accidental death. Amounts in excess of $500,000 are reinsured with other life insurance companies on a yearly renewable term basis.

Ceded reinsurance premiums for the year ended December 31 were as follows (in thousands):

                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
Life insurance........................................................  $   8,159  $   8,680  $   4,661
Accident and health insurance.........................................     13,712      6,793      3,410
                                                                        ---------  ---------  ---------
                                                                        $  21,871  $  15,473  $   8,071
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

Recoveries under reinsurance contracts for the year ended December 31 were as follows (in thousands):

                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
Life insurance........................................................  $   2,973  $   7,225  $   2,489
Accident and health insurance.........................................     14,781      5,993      8,807
                                                                        ---------  ---------  ---------
                                                                        $  17,754  $  13,218  $  11,296
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreement. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.

10. DIVIDEND RESTRICTIONS
    Dividend distributions to parent are restricted as to amount by state regulatory requirements. The Company had $52,367,000 free from such restrictions at December 31, 1997. Distributions in excess of this amount would require regulatory approval.

11. REGULATORY ACCOUNTING REQUIREMENTS
    Statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by Minnesota insurance regulatory authorities. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC is currently in the process of codifying statutory accounting practices. This project, which is not expected to be completed before 1999, may result in changes to the accounting practices that insurance enterprises use to prepare their statutory-basis financial statements.

Insurance enterprises are required by State Insurance Departments to adhere to minimum risk-based capital ("RBC") requirements developed by the NAIC. The Company exceeds the minimum RBC requirements.

FORTIS BENEFITS INSURANCE COMPANY

11. REGULATORY ACCOUNTING REQUIREMENTS (CONTINUED)
Reconciliations of net income and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows (in thousands):

                                                           NET INCOME             SHAREHOLDER'S EQUITY
                                                 -------------------------------  --------------------
                                                   1997       1996       1995       1997       1996
                                                 ---------  ---------  ---------  ---------  ---------
Based on statutory accounting practices........  $  62,593  $  55,046  $  30,576  $ 528,671  $ 482,507
Deferred policy acquisition costs..............     25,763     27,190     15,100    291,742    268,075
Investment valuation differences...............       (497)    (2,219)       330     80,245     31,326
Deferred and uncollected premiums..............   (107,194)    (4,096)        --         --         --
Policy reserves................................     89,895    (19,873)   (29,238)  (150,649)  (131,159)
Commissions....................................     (3,171)    (1,639)
Current income taxes payable...................      6,450      2,386     (1,294)     3,712     (7,895)
Deferred income taxes..........................      6,449     (1,094)    11,769       (520)    17,008
Realized gains on investments..................        251      2,599      1,938         --         --
Realized gains transferred to the Interest
 Maintenance Reserve (IMR), net of tax.........      9,644      2,335     31,711         --         --
Amortization of IMR, net of tax................     (6,315)    (6,130)    (5,261)        --         --
Write-off of investment........................    (11,705)        --         --         --         --
Pension expense................................     (4,153)        --         --
Guaranty Funds.................................         --      3,023         --
Property and equipment.........................         --         --         --     15,520     20,481
Interest maintenance reserve...................         --         --         --     53,348     50,019
Asset valuation reserve........................         --         --         --     75,939     62,961
Other, net.....................................       (900)       664     (1,761)   (17,902)   (12,650)
                                                 ---------  ---------  ---------  ---------  ---------
As reported herein.............................  $  67,110  $  58,192  $  53,870  $ 880,106  $ 780,673
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------

12. TRANSACTIONS WITH AFFILIATED COMPANIES
    The Company receives various services from Fortis, Inc. and its affiliates. These services include assistance in benefit plan administration, corporate insurance, accounting, tax, auditing, investment and other administrative functions. The fees paid to Fortis, Inc. for these services for years ended December 31, 1997, 1996 and 1995, were $12,015,000, $13,319,000 and $10,074,00, respectively.

In conjunction with the marketing of its variable annuity products, the Company paid $72,105,000, $68,616,000 and $59,308,000 in commissions to its affiliate,
Fortis Investors, Inc., for the years ended December 31, 1997, 1996 and 1995, respectively.

Administrative expenses allocated for the Company may be greater or less than the expenses that would be incurred if the Company were operating on a separate company basis.

Fortis Information Technology (Fortis IT) is a business unit within the Company and is managed by Fortis, Inc. Based upon an agreement established with Fortis Inc., over/under charges are transferred annually to Fortis, Inc. The amounts transferred were $5,149,000 in 1997; $476,000 in 1996 and $0 in 1995. Effective
January 1, 1998, Fortis IT operations have been transferred to Fortis, Inc.

13. FAIR VALUE DISCLOSURES

VALUATION METHODS AND ASSUMPTIONS

The fair values for fixed maturity securities and equity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

Mortgage loans are reported at unpaid principal balance less allowances for possible losses. The fair values of mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Mortgage loans with similar characteristics are aggregated for purposes of the calculations. It is not practicable to estimate the fair value of policy loans as repayment terms are at the discretion of the policyholder. For short-term investments, the carrying amount is a reasonable estimate of fair value. The fair values for the Company's policy reserves under the investment products are determined using cash surrender value. As the debt was underwritten in the current year, the outstanding balance is a reasonable estimate of fair value.

FORTIS BENEFITS INSURANCE COMPANY

13. FAIR VALUE DISCLOSURES (CONTINUED)
The fair values under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

                                                                              (IN THOUSANDS)
                                                                               DECEMBER 31
                                                              ----------------------------------------------
                                                                       1997                    1996
                                                              ----------------------  ----------------------
                                                               CARRYING      FAIR      CARRYING      FAIR
                                                                AMOUNT      VALUE       AMOUNT      VALUE
                                                              ----------  ----------  ----------  ----------
Assets:
  Investments:
    Securities available-for-sale:
      Fixed maturities......................................  $2,415,915  $2,415,915  $2,115,499  $2,115,499
      Equity securities.....................................     109,832     109,832     106,290     106,290
  Mortgage loans on real estate.............................     602,064     661,055     582,869     614,555
  Policy loans..............................................      68,566      68,566      60,722      60,722
  Short-term investments....................................      70,537      70,537     182,817     182,817
  Assets held in separate accounts..........................   2,978,622   2,978,622   2,374,718   2,371,601
Liabilities:
  Individual and group annuities (subject to discretionary
   withdrawal)..............................................  $  977,495  $  945,558  $  916,754  $  886,110
  Debt......................................................      26,433      26,433          --          --

14. COMMITMENTS AND CONTINGENCIES
    The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. These actions have been considered in establishing policy benefit and loss reserves. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or results of operations.

15. RETIREMENT AND OTHER EMPLOYEE BENEFITS
    The Company is an indirect wholly-owned subsidiary of Fortis, Inc., which sponsors a defined benefit pension plan covering employees and certain agents who meet eligibility requirements as to age and length of service. The benefits are based on years of service and career compensation. Fortis, Inc.'s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, and to charge each subsidiary an allocable amount based on its employee census. Pension cost allocated to the Company amounted to approximately $1,594,000, $1,354,000 and $1,179,000 for 1997, 1996 and 1995,
respectively. As of January 1, 1997, the Plan's total accumulated benefit obligation determined in accordance with ERISA was approximately $56,838,000. This amount was based on an assumed interest rate of 8.00% and included vested benefits of approximately $54,831,000. The fair market value of the Plan assets as of January 1, 1997 was approximately $60,004,000.

The Company participates in a contributory profit sharing plan, sponsored by Fortis, Inc., covering employees and certain agents who meet eligibility requirements as to age and length of service. Benefits are payable to participants on retirement or disability and to the beneficiaries of participants in the event of death. The first three percent of an employee's contribution is matched 200% by the Company. The amount expensed was approximately $3,926,000, $3,913,000 and 3,765,000 for 1997, 1996 and 1995,
respectively.

In addition to retirement benefits, the Company participates in other health care and life insurance benefit plans ("postretirement benefits") for retired employees, sponsored by Fortis, Inc. Health care benefits, either through a Fortis Inc.-sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, are available to employees who retire on or after January 1, 1993, at age 55 or older, with 15 years or more service. Life insurance, on a retiree pay all basis, is available to those who retire on or after January 1, 1993.

Net postretirement benefit costs allocated to the Company for the years ended December 31, 1997, 1996 and 1995 were $304,000, $290,000 and $287,000, respectively, and includes the expected cost of such benefits for newly eligible or vested employees, interest cost, gains and losses arising from differences between actuarial assumptions and actual experience, and amortization of the transition obligation. The Company made contributions to the plans of approximately $20,000, $8,000 and $0 in 1997, 1996 and 1995, respectively, as claims were incurred.

At December 31, 1997 and 1996, the unfunded postretirement benefit obligation for retirees and other fully eligible or vested plan participants was $1,148,000 and $844,000, respectively. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5%. The health care cost trend rate for those under age 65 was 12.8%, graded to 5.5% over 26 years. The health care cost trend rate for those over age 65 was 12.0%, graded to 6.2% over 26 years.

FORTIS BENEFITS INSURANCE COMPANY

16. DEBT
    The following is a summary of the debt at December 31, 1997 (in thousands):

Mortgage note bearing a floating interest rate of 200 basis points over LIBOR, (5.84%
 at December 31, 1997) adjustable every six months, principal and interest due
 monthly, matures July 2001...........................................................  $   3,150
Mortgage note bearing a floating interest rate of 225 basis points over LIBOR (5.84%
 at December 31, 1997) adjustable every six months, principal and interest due
 monthly, balloon payment due July 1998...............................................     18,100
Mortgage note bearing interest at 7.60%, principal and interest due monthly, matures
 October 2002.........................................................................      5,183
                                                                                        ---------
                                                                                        $  26,433
                                                                                        ---------
                                                                                        ---------

Maturities of the debt as of December 31, 1997 are as follows (in thousands):

1998..................................................................................  $  18,222
1999..................................................................................        126
2000..................................................................................        136
2001..................................................................................      3,119
2002..................................................................................      4,830
                                                                                        ---------
                                                                                           26,433
                                                                                        ---------
                                                                                        ---------

These mortgage notes are collateralized by certain real estate investments included in real estate and other investments in the balance sheet.

Interest expense paid by the Company during 1997 on this debt was approximately $1,075,000.

17. YEAR 2000 ISSUES (UNAUDITED)
    The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of the Company and any of its businesses or subsidiaries. All of the Company's major businesses are heavily dependent upon internal computer systems, and many have significant interaction with systems of third parties.

A comprehensive review of the Company's computer systems and business processes has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps are being taken to resolve any potential problems including modification to existing software and the purchase of new software. These measures are scheduled to be completed and tested on a timely basis. The Company's goal is to complete internal remediation and testing of each system by early 1999.

Factors that could influence the total costs to be incurred by the Company in connection with the Year 2000 issue include the ability of the Company to successfully identify systems containing two-digit year codes, the nature and amount of programming required to fix the affected programs, the related labor and consulting costs for such remediation, and the ability of third parties that interface with the Company to successfully address their Year 2000 issues.

The Company is evaluating the Year 2000 readiness of advisors and other third parties whose system failures could have an impact on the Company's operations. The potential materiality of any such impact is not entirely known at this time. The Company is closely monitoring these entities to avoid any unforeseen circumstances.

APPENDIX A--SAMPLE MARKET VALUE ADJUSTMENT CALCULATIONS
The formula which will be used to determine the Market Value Adjustment is:

        1 + I         n/12
      ----------            - 1
 (   1 + J + .005  )

Sample Calculation 1: Positive Adjustment

Amount withdrawn or transferred           $10,000
Existing Guarantee Period                 7 years
Time of withdrawal or transfer            beginning of 3rd year of Existing
                                          Guarantee Period
Guaranteed Interest Rate (I)              8%*
Guaranteed Interest Rate for
  new 5-year guarantee (J)                7%*
Remaining Guarantee Period (N)            60 months
Market Value Adjustment

                 1 + .08         60/12
$10,000 x      ------------            - 1]  = $234.73
          [(  1 + .07 + .005  )

              Amount transferred or withdrawn (adjusted for Market Value Adjustment): $10,234.73

Sample Calculation 2: Negative Adjustment

Amount withdrawn or transferred           $10,000
Existing Guarantee Period                 7 years
Time of withdrawal or transfer            beginning of 3rd year of Existing
                                          Guarantee Period
Guaranteed Interest Rate (I)              8%*
Guaranteed Interest Rate for
  new 5-year guarantee (J)                9%*
Remaining Guarantee Period (N)            60 months
Market Value Adjustment:

                 1 + .08         60/12
$10,000 x      ------------            - 1]  = - $666.42
          [(  1 + .09 + .005  )

              Amount transferred or withdrawn (adjusted for Market Value Adjustment): $9,333.58

Sample Calculation 3: Negative Adjustment

Amount withdrawn or transferred           $10,000
Guarantee Period                          7 years
Time of withdrawal or transfer            beginning of 3rd year of Existing
                                          Guarantee Period
Guaranteed Interest Rate (I)              8%*
Guaranteed Interest Rate for
  new 5-year guarantee (J)                7.75%*
Remaining Guarantee Period (N)            60 months
Market Value Adjustment:

                  1 + .08          60/12
$10,000 x      --------------            - 1]  = - $114.94
          [(  1 + .0775 + .005  )

              Amount transferred or withdrawn (adjusted for Market Value Adjustment): $9,885.06
------------------------
* Assumed for illustrative purposes only.

APPENDIX B--SAMPLE DEATH BENEFIT CALCULATIONS

DATE OF DEATH IS THE 3RD CONTRACT ANNIVERSARY

                                                                   EXAMPLE 1  EXAMPLE 2  EXAMPLE 3
                                                                   ---------  ---------  ---------
a.   Purchase Payments Made Prior to Death, accumulated at 5%....  $ 32,000   $ 32,000   $ 32,000
b.   Contract Value on Date of Death.............................  $ 20,000   $ 36,000   $ 25,000
c.   1 Year Ratchet Option Value.................................  $ 35,000   $ 36,000   $ 31,000
Death Benefit is larger of a, b, and c...........................  $ 35,000   $ 36,000   $ 32,000

DATE OF DEATH IS THE 5TH CONTRACT ANNIVERSARY

                                                                   EXAMPLE 1  EXAMPLE 2  EXAMPLE 3
                                                                   ---------  ---------  ---------
a.   Purchase Payments Made Prior to Death, accumulated at 5%....  $ 34,000   $ 34,000   $ 34,000
b.   Contract Value on Date of Death.............................  $ 38,000   $ 38,000   $ 28,000
c.   1 Year Ratchet Option Value.................................  $ 38,000   $ 40,000   $ 33,000
Death Benefit is larger of a, b, and c...........................  $ 38,000   $ 40,000   $ 34,000

DATE OF DEATH IS THE 10TH CONTRACT ANNIVERSARY

                                                                   EXAMPLE 1  EXAMPLE 2  EXAMPLE 3
                                                                   ---------  ---------  ---------
a.   Purchase Payments Made Prior to Death, accumulated at 5%....  $ 36,000   $ 36,000   $ 36,000
b.   Contract Value on Date of Death.............................  $ 39,000   $ 34,000   $ 31,000
c.   1 Year Ratchet Option Value.................................  $ 39,000   $ 37,000   $ 32,000
Death Benefit is larger of a, b, and c...........................  $ 39,000   $ 37,000   $ 36,000

APPENDIX C--EXPLANATION OF EXPENSE CALCULATIONS
The expense for a given year is calculated by multiplying the projected beginning of the year policy value by the total expense rate. The total expense rate is the sum of the variable account expense rate plus the total Portfolio expense rate plus the annual administrative charge rate.

The policy values are projected by assuming a single payment of $1,000 grows at an annual rate equal to 5% reduced by the total expense rate described above.

For example, the 3 year expense for the Growth Stock Series is calculated as follows:

          --------------------------------------------------------------------------------------------------------------
           Total Variable Account Annual Expenses                                                                  1.35%
          --------------------------------------------------------------------------------------------------------------
    +      Total Series Fund Operating Expenses
          --------------------------------------------------------------------------------------------------------------
    =      Total Expense Rate
          --------------------------------------------------------------------------------------------------------------

Year 1 Beginning Policy Value = $1000.00
Year 1 Expense = 1000.00 X      = $

Year 2 Beginning Policy Value = $1029.80
Year 2 Expense =      X      = $

Year 3 Beginning Policy Value = $
Year 3 Expense =      X      = $

So the cumulative expenses for years 1-3 for the Growth Stock Series are equal
to $     + $     + $     = $

If the contract is surrendered, the surrender charge is the surrender charge percentage times the purchase payment minus the 10% free withdrawal amount:

Surrender Charge Percentage  X  (Initial Premium  -  10% Free Withdrawal)  =  Surrender Charge
           0.05              X    (  $1000.00     -     $100.00     )      =       $45.00

So the total expense if surrendered is $     + $     = $

FORTIS
FORTIS FINANCIAL GROUP
P.O. BOX 64284
ST. PAUL, MN 55164

               BULK RATE
              U.S. POSTAGE
                  PAID
            PERMIT NO. 3794
            MINNEAPOLIS, MN

PROSPECTUS
MAY 1, 1998

FORTIS
SERIES FUND, INC.

FORTIS MASTERS+
VARIABLE ANNUITY